Exhibit 10.9

Execution Copy

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

Development and Option Agreement

by and between

ACUITAS THERAPEUTICS, INC.

and

SCRIBE THERAPEUTICS INC.

dated

November 7, 2022

i

Article 10 Miscellaneous		31
10.1	Dispute Resolution	31
10.2	Cumulative Remedies	32
10.3	Invoices and Payments	32
10.4	Relationship of Parties	33
10.5	Compliance with Law	33
10.6	Choice of Law	33
10.7	Counterparts; Facsimiles	33
10.8	Headings; Rule of Construction; Interpretation	33
10.9	Further Assurances	33
10.10	Binding Effect	33
10.11	Assignment	33
10.12	Notices	34
10.13	Amendment and Waiver	34
10.14	Severability	34
10.15	Entire Agreement	34
10.16	Force Majeure	35

ii

List of Exhibits

Exhibit 1.1	Patents in the Acuitas Background Technology

Exhibit 1.34	Formulated Product Fee

Exhibit 3.1(a)	Workplan

Exhibit 3.1(f)	Pre-approved Contract Manufacturing Organizations (CMOs)

Exhibit 4.2	Form of Target Notice

Exhibit 5.1(c)	Form of Non-Exclusive License Agreement

Exhibit 8.2	Acuitas Exceptions to Representations and Warranties

iii

DEVELOPMENT AND OPTION AGREEMENT

THIS DEVELOPMENT AND OPTION AGREEMENT (this “Agreement”) dated as of November 7, 2022 (the “Effective Date”), is made by and between Scribe Therapeutics Inc., a Delaware corporation (“Scribe”) and Acuitas Therapeutics Inc., a British Columbia corporation (“Acuitas”). Each of Scribe and Acuitas may be referred to herein as a “Party” or together as the “Parties.”

WHEREAS, Acuitas has expertise and intellectual property relating to the development of LNP Technologies (as defined below);

WHEREAS, Scribe has expertise and intellectual property relating to Genome Editing Constructs (as defined below), comprising Genome Editing Protein Targets (as defined below) and mRNA Constructs (as defined below); and

WHEREAS, the Parties believe that certain proprietary Acuitas LNP Technology (as defined below) could be useful for the formulation and delivery of Scribe’s proprietary Genome Editing Constructs; and

WHEREAS, the Parties are interested in evaluating the development of products incorporating Acuitas LNP Technology and Scribe mRNA Technology; and

WHEREAS, Acuitas wishes to grant to Scribe, and Scribe wishes to obtain, an option to obtain a license under the Licensed Technology (as defined below) to develop, make and commercialize one or more specific products of Scribe, all in accordance with the terms and conditions set forth below and in the Non-Exclusive License (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

The following terms and their correlatives will have the following meanings:

1.1 “Acuitas Background Technology” means any and all proprietary LNP Technology that is Controlled by Acuitas or its Affiliates (a) as of the Effective Date of this Agreement, or (b) generated, developed or obtained by Acuitas outside of the scope of this Agreement, and in each case used for the conduct of the Workplan. The Patents in the Acuitas Background Technology as of the Effective Date are listed in Exhibit 1.1 attached hereto.

1.2 “Acuitas Indemnitees” has the meaning set forth in Section 8.6(b).

1.3 “Acuitas In-Licensed Technology” means any LNP Technology to which Acuitas has rights pursuant to a license from a Third Party (“Acuitas In-License”) and (i) Acuitas has the ability to grant a license or sublicense to such LNP Technology without violating the terms of any agreement with such Third-Party, and (ii) milestones, royalties or other monetary obligations are owed to a Third Party in respect of such Acuitas In-License.

1.4 “Acuitas LNP Technology” means the Acuitas Background Technology and the Acuitas Sole Technology. For the avoidance of doubt, any LNP or component thereof that is proprietary to Acuitas and provided by or on behalf of Acuitas to Scribe pursuant to this Agreement shall be Acuitas Background Technology and, therefore, Acuitas LNP Technology under this Agreement.

1.5 “Acuitas Sole Technology” means, without regard to inventorship, all Technology (other than Workplan Data) that arises from the Workplan that is solely an Improvement of Acuitas Background Technology and does not incorporate or consist of Scribe Background Technology or an Improvement thereto. For clarity, any Technology [*] that (a) [*] and (b) [*] is Joint Technology and not Acuitas Sole Technology.

1.6 “Acuitas Workplan Leader” has the meaning set forth in Section 2.1.

1.7 “Affiliate” of a person or entity means any other person or entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

1.8 “Agreement” has the meaning set forth in the Preamble.

1.9 “Business Day” means a day on which banking institutions in both Alameda, California, United States and Vancouver, British Columbia, Canada are open for business.

1.10 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided, that the first Calendar Quarter of the Term will begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term will end on the last day of the Term.

1.11 “Claim” means with respect to a particular subject matter at issue and a relevant Patent, as applicable, that the making, use, sale, offer for sale, importation or exportation of such subject matter would, without a license or other right to use, infringe one or more Valid Claims in such Patent.

1.12 “CMO” has the meaning set forth in Section 3.1(f).

1.13 “Collaboration Partner” means any Third Party (other than a CMO, Contract Research Organization or other permitted subcontractors pursuant to Section 3.1(i)) (i) to whom Scribe wishes to disclose Acuitas Confidential Information or transfer Acuitas LNP Technology or Materials provided by Acuitas to Scribe, (ii) that is also a licensee or sublicensee or assignee of Scribe Technology and (iii) that is deemed to be a Collaboration Partner pursuant to Section 3.1(h).

1.14 “Concurrent Reserved List Limits” has the meaning set forth in Section 4.2(e).

1.15 “Confidential Disclosure Agreement” means the Confidential Disclosure Agreement between the Scribe and Acuitas dated October 7, 2021.

1.16 “Confidential Information” has the meaning set forth in Section 7.1.

1.17 “Contract Research Organization” means an entity in the business of providing specialized research, development and manufacturing services (including CMOs) on a fee for service basis pursuant to agreements that include terms that provide all data, materials and intellectual property generated in performing such services be owned by the contracting party in accordance with Section 3.1(i), excluding Improvements to such entity’s Technology that is used to perform such services.

1.18 “Contract Year” will refer to the twelve (12)-month period beginning on the Effective Date and on each anniversary thereafter during the Term.

1.19 “Control” or “Controlled” means, with respect to a particular Technology and Party, that such Party (a) owns or has a license to use and practice such Technology and (b) has the right to grant a license or sublicense to such Technology without violating the terms of any agreement with any Third Party and without owing any milestone, royalty, or other monetary obligations to a Third Party under the terms of any agreement with such Third Party.

1.20 “Debar”, “Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment, pursuant to Section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.21 “Deferral Fee” has the meaning set forth in Section 3.4.

1.22 “Deferral Period” has the meaning set forth in Section 3.4.

1.23 “Deferred Options” has the meaning set forth in Section 3.4.

1.24 “Deficiency” means the existence of any of the following factors, to the extent supported by reasonable and verifiable documentation or other supporting evidence: (a) a significant failure to adhere to internationally accepted standards of quality and safety in the manufacture of pharmaceutical or biologic products as documented by a regulatory authority with jurisdiction over pharmaceutical manufacturing, as the same are relevant to the stage of development and certification of the products to be manufactured; (b) less than [*] of experience in manufacturing pharmaceutical or biological products; or (c) a significant history of violating confidentiality or intellectual property rights or (d) a party who is a direct competitor of Acuitas in the field of LNP Technology. For clarity, only the factors listed in (a), (b), (c) or (d) above will be considered in determining the existence of a Deficiency. A listing of pre-approved CMOs is provided in Exhibit 3.1(f).

1.25 “Diligent Efforts” means, with respect to the efforts to be expended by each Party with respect to any activity set forth in the Workplan, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal, in a prompt and expeditious manner, as is reasonably practicable under the circumstances consistent with the Workplan (including the level of FTE funding and budget for out-of-pocket and Third Party contractors set forth therein) and the terms of this Agreement.

1.26 “Disclosing Party” has the meaning set forth in Section 7.1

1.27 “Dollars” means United States dollars.

1.28 “Donor DNA Sequence” means (a) a DNA sequence [*] and (b) [*].

1.29 “Effective Date” has the meaning set forth in the Preamble.

1.30 “Escrow Agent” means the Third Party escrow agent designated by Acuitas and reasonably acceptable to Scribe, which escrow agent will initially be a partner with Seed Intellectual Property Law Group, [*].

1.31 “Executive Officers” has the meaning set forth in Section 2.2(d).

1.32 “Field of Use” means all human therapeutic or prophylactic uses.

1.33 “Formulated Product” means product produced by Acuitas in accordance with the Workplan that incorporates Scribe proprietary Technology formulated with Acuitas LNP Technology.

1.34 “Formulated Product Fee” means the fees to be charged by Acuitas for supply of Formulated Product to Scribe under this Agreement, which fees are set forth Exhibit 1.34 and will include FTE Costs and reasonable Third Party costs for materials used in the Formulated Product or its manufacture.

1.35 “FTE” means the work of a full-time person for one year, or more than one person working the equivalent of a full-time person for one year, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working, but means [*] per year, in the performance of the Works and Services, including scientific management oversight as reasonably required.

1.36 “FTE Costs” mean the Dollar amount obtained by multiplying the number of actual FTEs employed by Acuitas in the conduct of the Works and Services by an annual rate per FTE equal to [*]. Such FTE Costs represent reimbursement for all costs of FTEs in providing the Works and Services (including salaries, benefits, lab supplies, reagents, equipment and overhead, as well as other G&A costs).

1.37 “Genome Edit(ing)” means to [*].

1.38 “Genome Editing Construct” means a [*]. For the avoidance of doubt, each Genome Editing Construct will be defined by [*] and each different combination of the foregoing will be a different Genome Editing Construct.

1.39 “Genome Editing Protein Target” means any Protein Target that corrects, modifies, inserts sequences, deletes sequences, activates, inactivates, represses or repairs expression of a genome sequence within a cell.

1.40 “GMP” means current Good Manufacturing Practices as specified in Parts 210 and 211 of Title 21 of the U.S. C.F.R., ICH Guideline Q7A, or equivalent Laws of an applicable regulatory authority at the time of manufacture.

1.41 “Guide RNA” means one or more synthetic, ribonucleic acid sequences that include [*].

1.42 “Human Genome Target” means (a) a naturally occurring human gene, including [*]; (b) any naturally occurring non-coding region of the human genome including, [*]; (c) a naturally occurring human pathogen gene, including [*] ( “Human Pathogen Gene”); or (d) any gene which is not covered by subclauses (a), (b) or (c) above, together with any variants of such gene, including the wild type and naturally occurring mutant and allelic variants, provided however that any such variant (i) [*] and (ii) [*]. For clarity, a DNA sequence may be considered to encode a protein regardless of whether such sequence contains a start codon. A Human Genome Target can be either:

(a) [*] (a “Therapeutic Human Genome Target”), or

(b) [*] (a “Safe Harbour Human Genome Target”).

1.43 “Improvement” means, with respect to Technology including the Acuitas Background Technology or the Scribe Background Technology, as applicable, any improvement, enhancement, change, modification, variation, or derivative of such Technology.

1.44 “Indemnification Claim Notice” has the meaning set forth in Section 8.6(c).

1.45 “Indemnified Party” has the meaning set forth in Section 8.6(c).

1.46 “Insolvency Legislation” has the meaning set forth in Section 10.1(a).

1.47 “JDC” has the meaning set forth in Section 2.2(a).

1.48 “JDC Deadlock” has the meaning set forth in Section 2.2(d).

1.49 “Joint IP” means, without regard to inventorship, Patents Claiming Technology that arises out of the conduct of the Workplan that constitutes an Improvement to or incorporates both the Acuitas Background Technology and the Scribe Background Technology. For clarity, any Patents arising out of the performance of Program Activities will be Joint IP if such Patent Claims or exemplifies both of the following: (a) [*]; and (b) [*].

1.50 “Joint Prosecution and Maintenance Agreement” has the meaning set forth in Section 6.5(b).

1.51 “Joint Technology” means, without regard to inventorship, (a) Workplan Data and (b) Joint IP.

1.52 “Know-How” means all Materials and all confidential and proprietary information including commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, and including study designs and protocols), in all cases, provided that such information is confidential and proprietary, and regardless of whether patentable, in written, electronic or any other form now known or hereafter developed.

1.53 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.54 “Licensed Know-How” means Know-How transferred or disclosed by Acuitas to Scribe under this Agreement or any Non-Exclusive License including but not limited to Know-How related to [*] transferred to Scribe (or its CMO) by Acuitas pursuant to the Technology Transfer.

1.55 “Licensed Product” means any product that (i) contains up to [*] Genome Editing Constructs to Genome Edit [*] up to [*] Therapeutic Human Genome Targets, which Genome Editing Construct may include up to [*], and (ii) is derived from, incorporates, or utilizes, any Licensed Technology. For clarity, a Licensed Product containing more than [*] Genome Editing Construct [*].

1.56 “Licensed Technology” means Patents covering LNP Technology and Licensed Know-How that are (a) Controlled by Acuitas or its Affiliates, (i) as of the Effective Date of the Agreement or (ii) generated or obtained during the Term of the Agreement (including the Acuitas Background Technology, Acuitas Sole Technology and Acuitas’ interest in any Joint IP) and (b) necessary or useful for the research, development, manufacture, use, sale or other exploitation of a Licensed Product.

1.57 “LNP” means lipid nanoparticles.

1.58 “LNP Technology” means any Technology that claims, embodies, or incorporates delivery systems (and components thereof) based on or incorporating LNPs.

1.59 “Losses” has the meaning set forth in Section 8.6(a).

1.60 “Materials” means any tangible chemical or biological material, [*], along with any tangible chemical or biological material embodying any Know-How including Formulated Product and mRNA Constructs.

1.61 “mRNA Construct” means any mRNA that encodes a Genome Editing Protein Target and any associated non-coding sequences, including [*]. The term “mRNA Construct” also includes [*].

1.62 “Non-Exclusive License” means a non-exclusive license in the form attached hereto as Exhibit 5.2(b).

1.63 “Option” has the meaning set forth in Section 5.1.

1.64 “Option Exercise Fees” means for each Non-Exclusive License taken by Scribe hereunder, Three Million Dollars (US$3,000,000) payable on the Non-Exclusive License effective date of such Non-Exclusive License.

1.65 “Option Limit” has the meaning set forth in Section 5.1(c).

1.66 “Option Notice” has the meaning set forth in Section 5.2(a).

1.67 “Party” and “Parties” have the meaning set forth in the Preamble.

1.68 “Patent(s)” means (a) issued (and unexpired) patent, a patent application and a future patent issued from any such patent application, (b) a future patent issued from a patent application filed in any country worldwide that claims priority from a patent or patent application included in (a), (c) any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, utility models, supplementary protection certificates and renewals based on any patent or patent application under (a) or (b), but not including any rights that give rise to regulatory exclusivity periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder), and (d) any counterpart of any patent or patent application under (a), (b) or (c) filed in any country worldwide.

1.69 “Pre-Existing Restrictions” means, with respect to a particular Protein Target as of the date of the applicable Protein Target Notice, that Acuitas or its Affiliates are precluded from granting Scribe a Non-Exclusive License under the Licensed Technology (as set forth in this Agreement) due to a conflicting grant of rights (or an outstanding option to obtain such a grant of rights) or covenant to a Third Party with respect to such Protein Target pursuant to a bona fide written agreement that is executed in good faith in the ordinary course of business prior to the date of the Protein Target Notice for such Protein Target that is still in effect on such date.

1.70 “Program” means the program of activities using Acuitas LNP Technology and Scribe Technology for the development of Licensed Products.

1.71 “Protein Target” means:

(a) any naturally occurring protein encoded by a specific gene locus, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms and DNA sequence coordinates and the applicable amino acid sequence, together with [*], provided however that [*]; or

(b) any protein that is not covered by subclause (a) above together with [*].

1.72 “Receiving Party” has the meaning set forth in Section 7.1.

1.73 “Records” has the meaning set forth in Section 3.3(a).

1.74 “Reserved Target” means a Target with respect to which Scribe shall have delivered to the Escrow Agent a Target Notice and that is deemed to be added to the Reserved Target List in accordance with Section 4.2(d)(ii). A Target that is removed from or replaced on the Reserved Target List pursuant to Section 4.2 will no longer be deemed a Reserved Target. For avoidance of doubt, the term Reserved Target includes [*].

1.75 “Restricted Target List” has the meaning set forth in Section 4.2(b).

1.76 “Scribe Background Technology” means any and all proprietary Technology relating to Genome Editing Constructs including Guide RNAs and/or Donor DNA Sequences that is (a) owned or controlled by Scribe or its Affiliates (a) as of the Effective Date of this Agreement, or (b) generated, developed or obtained by Scribe outside of the scope of this Agreement, and in each case used for the conduct of the Workplan.

1.77 “Scribe Indemnitees” has the meaning set forth in Section 8.6(a).

1.78 “Scribe Sole Technology” means without regard to inventorship, all Technology (other than Workplan Data) that arises out of the Workplan and is solely an Improvement to the Scribe Background Technology and [*]. For clarity, any Technology arising out of the Workplan that (a) [*] and (b) [*] is Joint Technology and not Scribe Sole Technology.

1.79 “Scribe Technology” means Scribe Background Technology, and Scribe Sole Technology. For the avoidance of doubt, any [*] that is proprietary to Scribe and provided by or on behalf of Scribe to Acuitas will be Scribe Background Technology, and, therefore, Scribe Technology under this Agreement.

1.80 “Scribe Workplan Leader” has the meaning set forth in Section 2.1.

1.81 “Sole IP” means with respect to Acuitas and Scribe, the Patents within the Acuitas Sole Technology and Scribe Sole Technology, respectively.

1.82 “Target” means, collectively, a Genome Editing Protein Target, a Guide RNA, a Donor DNA Sequence and a Human Genome Target, as the case may be, each, as identified in the appropriate nomination form.

1.83 “Target Acceptance Notice” has the meaning set forth in Section 4.2(d)(ii).

1.84 “Target Notice” has the meaning set forth in Section 4.2(c).

1.85 “Target Rejection Notice” has the meaning set forth in Section 4.2(d)(i).

1.86 “Target Response Notice” has the meaning set forth in Section 4.2(d).

1.87 “Technology” means, collectively, Patents and Know-How.

1.88 “Technology Access Fee” has the meaning set forth in Section 3.4(d).

1.89 “Term” has the meaning set forth in Section 9.1.

1.90 “Territory” means worldwide.

1.91 “Third Party” means any person or entity other than Scribe, Acuitas and their respective Affiliates.

1.92 “Third Party Claims” has the meaning set forth in Section 8.6(a).

1.93 “Workplan” has the meaning set forth in Section 3.1(a).

1.94 “Workplan Data” means the results of studies using Formulated Product conducted in accordance with the Workplan. For avoidance of doubt, [*].

1.95 “Workplan Leaders” has the meaning set forth in Section 2.1.

1.96 “Works and Services” means the activities to be performed by Acuitas or Scribe, as applicable, pursuant to the Workplan.

ARTICLE 2

Governance

2.1 Management. Management of the Program activities will be under the responsibility of [*], for Acuitas (the “Acuitas Workplan Leader”), and [*], for Scribe (the “Scribe Workplan Leader,” and together with the Acuitas Workplan Leader, or such other individuals as the Parties may designate in writing from time to time (the “Workplan Leaders”)). Each Workplan Leader will be the primary point of contact for the other Party on all matters relating to the Program activities.

2.2 Joint Development Committee.

(a) Development Committee. As soon as practicable, the Parties will establish a joint development committee, comprising of [*] (the “JDC”). [*]. Each Party may replace its Workplan Leader and other JDC representatives at any time upon written notice to the other Party, provided, however, that each Party shall [*] to ensure continuity on the JDC. With the consent of the other Party (which will not be unreasonably withheld, conditioned or delayed), each Party may [*].

(b) Meetings. During the Term, the JDC will meet [*] by teleconference, videoconference or in person unless agreed otherwise by the JDC representatives. The JDC will have a quorum if at least [*] representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JDC meetings. The Parties will endeavor to schedule meetings of the JDC at least [*] in advance. The Parties will alternate in preparing the meeting agenda, and the Party that was responsible for preparing the meeting agenda will prepare and circulate for review and approval by the other Party written minutes of such meeting within [*] after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than [*] after such meeting.

(c) Responsibilities. The JDC will oversee and supervise the overall performance of the Workplan and within such scope will:

(i) review the efforts of the Parties in the performance of the Workplan and allocate those resources for the Workplan committed by Acuitas (FTE Costs and external costs) hereunder;

(ii) revise and approve any revisions to the Workplan, or confirm that no revisions are necessary, on a regular basis and in any event before the start of each Calendar Quarter during the Term;

(iii) form such other committees, which may meet on a regular or ad hoc basis, as the JDC may deem appropriate, provided that such committees may make recommendations to the JDC but may not be delegated JDC decision-making authority;

(iv) address such other matters (A) relating to the activities of the Parties under the Workplan as either Party may bring before the JDC, (B) that are delegated to the JDC under this Agreement, or (C) as may be mutually agreed by the Parties from time to time; and

(v) attempt to resolve any disputes within the scope of the JDC’s authority on an informal basis.

(d) Decision-making. The JDC will make decisions only by consensus with each Party having collectively [*]. In the event the JDC is unable to reach agreement as to a matter within the JDC’s jurisdiction within [*] after it has first met and attempted to reach agreement (such event, a “JDC Deadlock”), upon the written request of a Party, such matter will be referred to a senior executive of each Party that is not on the JDC (the “Executive Officers”) (or their designees, provided that such designee is not on the JDC and has decision-making authority on behalf of such Party), who will attempt in good faith to resolve such JDC Deadlock by negotiation and consultation for a [*] period following receipt of such written notice. [*].

(e) Limits on JDC Authority. Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JDC will not have the power to amend, modify or waive compliance with this Agreement (other than as expressly permitted hereunder).

ARTICLE 3

The Program

3.1 Program Generally. The Parties will jointly conduct the Program. It is intended that Acuitas will be responsible for the [*], Scribe will be responsible for [*], and Acuitas and Scribe will each [*], in each case as set forth in the Workplan. It is intended that upon completion of the Workplan activities with respect to a Licensed Product, the Parties will have optimized the formulation for such Licensed Product such that GMP activities can be initiated by Scribe upon exercise of an Option with respect to that Licensed Product.

(a) Workplan Preparation. Within [*]of the Effective Date the Parties will finalize a development plan (such plan, as amended from time to time in accordance with Section 3.1(c), the “Workplan”).

(b) Workplan Contents. The goal of the Workplan and the Program will be to evaluate and produce LNP formulations that are safe and efficacious for delivery of Scribe’s Genome Editing Constructs and to advance the development of such Genome Editing Construct-LNP formulations as [*]. All activities using Acuitas LNP Technology will be limited to Reserved Targets and will be only as set forth in the Workplan. The Workplan will include [*].

(c) Amendments to the Workplan. The Workplan will be reviewed as necessary at each meeting of the JDC, and at any other time upon [*] request of either Party and will be modified in a manner that is consistent with the requirements for the Workplan set forth in Section 3.1(b) and otherwise at the direction of the JDC to reflect material scientific (and other) developments. Each Calendar Quarter, the JDC will update the Workplan to cover at least the subsequent [*] of the Program in detail or confirm that no updates are necessary. In all events, the Workplan will be consistent and not conflict with the terms of this Agreement, and in the event of any conflict between the Workplan and this Agreement, the terms of this Agreement will control. The Workplan may be amended by the JDC [*], including [*]. Acuitas will [*] with Scribe to comply with Scribe’s requests. Scribe may not exercise its final decision-making authority to amend the Workplan to include any activities that conflict with Pre-Existing Restrictions.

(d) Obligations Under the Workplan. During the Term, each Party will perform the Works and Services in a professional manner and in accordance with the Workplan and all applicable Laws, and each Party will use Diligent Efforts to meet the objectives and timelines set forth therein. Neither Party shall knowingly employ (or use a subcontractor that employs) in the performance of the Works and Services any individual or entity that is Debarred or subject to Debarment. It is understood that the activities and goals of the Workplan are experimental and that successful results cannot be guaranteed. The Parties will otherwise conduct the Program on the terms and conditions set forth in this Agreement and in accordance with the Workplan. Each Party will cooperate with and provide reasonably requested non-financial support to the other Party in such other Party’s performance of its responsibilities under the Workplan. In addition to the reporting obligations set forth in Section 3.3(b), each Party will keep the other Party reasonably informed of such Party’s activities under the Workplan through the JDC or as otherwise reasonably requested by the other Party.

(e) Supply of Formulated Product. Acuitas will use Diligent Efforts to manufacture and supply Scribe with Formulated Product as set forth in the Workplan and Scribe will pay to Acuitas the Formulated Product Fee for such Formulated Product meeting the specifications and other requirements of the Workplan. Acuitas and Scribe will use the Formulated Product solely [*] as set forth in the Workplan and will not use Formulated Product [*]. The Formulated Product will be manufactured and supplied by Acuitas (i) in accordance with the specifications set forth in the Workplan, and (ii) in compliance with applicable Laws. No Formulated Product will be used outside of the Workplan. Scribe will not perform any chemical analysis or testing of Formulated Product except as set forth in the Workplan and specifically will not attempt to determine the lipid composition or lipid structures or in any way seek to reverse-engineer any Formulated Product. Further, Scribe will not provide any Formulated Product to a Third Party (except for a permitted subcontractor subject to Section 3.1(i)) unless previously approved by Acuitas in writing. In the event Scribe requests that Acuitas supply to Scribe Formulated Product with respect to a Human Genome Target following the execution of a Non-Exclusive License for the Human Genome Target, and Acuitas agrees to such supply, all uses of the Formulated Product will be considered Workplan activities governed by the terms of this Agreement.

(f) Technology Transfer to Contract Manufacturing Organization. Following the completion of the Workplan for a Licensed Product and execution of a Non-Exclusive License, Acuitas will promptly (and in any event within [*] following designation by Scribe of the applicable GMP contract manufacturing organization (a “CMO”), provided such CMO is able to support this timeline) conduct a single transfer of Know-How (including standard operating procedures and protocols) relating to the then-current formulation process, raw materials supply (including testing and release), and analytical characterization for the manufacture, testing and release of such Licensed Product (“Transferred Technology”) pursuant to a mutually agreed plan (the “Technology Transfer Plan”) to a single CMO determined by Scribe and subject to Acuitas’ prior written consent, provided that Acuitas may not withhold consent to such CMO unless it provides credible evidence (reasonably satisfactory to Scribe) that the CMO is subject to a Deficiency (“Technology Transfer”). Acuitas consents to the CMOs set forth in Exhibit 3.1(f). Acuitas will provide reasonable assistance to enable the CMO to manufacture such Licensed Product. Initiation of such technology transfer will be determined by Scribe and will be for the then current formulation of the Licensed Product. Acuitas will be reimbursed for such activities by Scribe on an FTE basis and Scribe will also be responsible for all external costs incurred by Acuitas relating to transfer of Licensed Product formulation to such CMO, provided such costs are documented in writing and have been approved by Scribe in advance. [*]. Once the Licensed Product formulation is transferred to the CMO, Scribe will assume responsibilities for future manufacturing of Licensed Product. Acuitas will provide ongoing technical support and reasonable cooperation as needed to respond to inquiries by regulatory authorities if requested by Scribe, with such support reimbursed on a time, materials, and FTE basis. All technology transfer activities and ongoing technical support will be considered Workplan activities governed by the terms of this Agreement.

(g) Payment for External Expenses. On a [*] basis, Scribe will reimburse Acuitas for any reasonable external costs that are incurred by Acuitas in connection with performing the Works and Services in accordance with the Workplan and Workplan budget, provided that such external costs have been specified in the Workplan or, if agreed by the JDC, are promptly added to the Workplan. Upon request by Scribe, Acuitas will provide an estimate of [*] costs within [*] of such request. Acuitas will send a reasonably detailed invoice to Scribe no later than [*] after the end of each [*], which invoice shall include a detailed summary of and reasonable documentation for all such external costs. Scribe agrees to pay undisputed amounts in each such invoice within [*] of Scribe’s receipt thereof. Except for such reimbursement of external costs and Scribe’s payments to Acuitas with respect to FTE Costs as set forth in Section 3.2, each Party will bear its own costs of performing the Workplan.

(h) Collaboration Partners. Scribe may conduct parts of the Program together with a Third Party other than as set forth in subsection (i) below (Permitted Subcontracting); provided that [*]. Acuitas may refuse to consent to a Third Party that Scribe wishes to use as a Collaboration Partner, and such refusal will be deemed reasonable, if (x) [*] and (y) [*]. For clarity, [*]. Scribe will ensure that each Collaboration Partner is subject to terms and conditions consistent with the terms and conditions in this Agreement (i) protecting and limiting use and disclosure of Confidential Information and Materials and Know-How, and (ii) requiring such Collaboration Partner and its personnel to assign to Scribe all right, title and interest in and to any Technology created, conceived, developed or reduced to practice in the performance of the Workplan, in order to give effect to the provisions of this Agreement including but not limited to ARTICLES 6 and 7, as applicable, excluding any such arising Technology that is an Improvement to Technology of such Collaboration Partner and does not incorporate or consist of an Improvement to Acuitas Background Technology or Acuitas Sole Technology. For avoidance of doubt, breach of any of the terms or conditions of this Agreement by a Collaboration Partner shall be a breach by Scribe.

(i) Permitted Subcontracting. Each Party may subcontract activities to be performed under the Workplan to any of its Affiliates, subject to the Affiliate’s compliance with the terms and conditions of this Agreement including ARTICLES 6 and 7 below. In addition, each Party may subcontract its activities to be performed under the Workplan to a Contract Research Organization provided that the subcontractor is reflected in the Workplan. Any such Contract Research Organization will have entered into a written agreement with the subcontracting Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information, Materials and Know-How at least to the same extent as under this Agreement, and requiring such Contract Research Organization and its personnel to assign to the subcontracting Party all right, title and interest in and to any Patents and Know-How and Materials created, conceived, developed or reduced to practice in connection with the performance of subcontracted activities in accordance with this Agreement in order to give effect to the provisions of this Agreement including but not limited to ARTICLES 6 and 7, as applicable, excluding any Improvement to such Contract Research Organization’s Technology that does not incorporate or consist of an Improvement to Acuitas Background Technology or Acuitas Sole Technology. Any such subcontracting activities will be described in the reports for the Program required by Section 3.3(b).

3.2 FTEs.

(a) Generally. Acuitas will use Diligent Efforts to perform the Works and Services assigned to it under the Workplan and as part of the Program. The actual number of Acuitas FTEs committed to work on the Program at any particular point in time will be set forth in the Workplan. The Parties will prepare the Workplan, which will determine the number of Acuitas FTEs to be funded each year. Notwithstanding anything to the contrary set forth herein, in no event will (i) Acuitas be required to devote any FTEs to the conduct of the Program other than those funded by Scribe or (ii) Scribe be required to fund more than the actual number of FTEs devoted by Acuitas to the Workplan.

(b) FTEs. Acuitas will ensure that those individuals selected by Acuitas to perform the Works and Services and otherwise support the activities to be undertaken by Acuitas pursuant to the Workplan will have sufficient scientific expertise, skill, training, and competency to perform the proposed work and have similar skills, training and competency as those FTEs employed by Acuitas to perform work on Acuitas’ internal programs and for Third Parties. In the event that Scribe has concerns regarding the selection of an individual to perform Works and Services or other activities under this Agreement, the Parties will discuss such concerns in good faith through the JDC.

(c) FTE Costs. Scribe will fund Acuitas FTEs based on the number of hours actually worked by such FTEs and otherwise as set forth in the Workplan, up to the amounts set forth in the Workplan budget. Scribe will reimburse Acuitas for FTE Costs on a [*] basis. Acuitas will send a reasonably detailed invoice to Scribe no later than [*] after the end of each [*], which invoice shall include a summary of all activities by the name of each individual, number of hours devoted by each such individual, and Works and Services type/activity performed by each such individual during such [*]. Scribe agrees to pay undisputed amounts in each such invoice within [*] of Scribe’s receipt thereof.

3.3 Program Records, Reports and Materials.

(a) Records. Each Party will maintain, or cause to be maintained, records of its activities under the Program in sufficient detail and in good scientific manner appropriate for scientific, Patent, and regulatory purposes, that will properly reflect all work included in the Program (“Records”) for a period of at least [*] after the creation of such Records or such longer period required by applicable Laws. Scribe will have the right to request and receive a copy of any such Records maintained by Acuitas; and Acuitas will have the right to request and receive a copy of any such Records maintained by Scribe to the extent such Records are required by Acuitas to exercise its rights under this Agreement.

(b) Data and Program Reports. Acuitas and Scribe will share with one another through the JDC the Workplan Data. The Parties will not share with each other Confidential Information or Know-How relating to the Scribe Background Technology or Acuitas Background Technology, or the Acuitas Sole Technology or Scribe Sole Technology, respectively, including, in the case of Acuitas, LNP formulation information, except as provided in Section 3.1(f) or as needed to respond to inquiries by regulatory authorities. Scribe will share with Acuitas Workplan Data regarding the [*] only as and if needed by Acuitas to evaluate performance of the LNP Technology in order to conduct the Program. Acuitas may disclose Workplan Data in connection with the filing of patent applications for Acuitas Sole Technology (so long as no Scribe Confidential Information is disclosed) and as otherwise set forth in Sections 7.4(a), (b), and (d). Scribe may disclose Workplan Data in connection with the filing of patent applications for Scribe Sole Technology (so long as no Acuitas Confidential Information is disclosed) and as otherwise set forth in Sections 7.4(a), (b), (d) and (e). Scribe may only use Workplan Data for the performance of its obligations under this Agreement and for internal research and development activities (which, for clarity, shall not include regulatory approval or commercial exploitation of a product) and for avoidance of doubt may disclose Workplan Data for such purposes to Third Parties so long as no Acuitas Confidential Information is disclosed; provided that following Scribe’s exercise of an Option, Scribe may also use and disclose such Workplan Data as set forth in a Non-Exclusive License. Acuitas may only use Workplan Data for the performance of its obligations under this Agreement and for internal research and development activities (which, for clarity, shall not include regulatory approval or commercial exploitation of a product) and for avoidance of doubt may disclose Workplan Data to Third Parties for such purposes so long as no Scribe Confidential Information is disclosed. During the Term, each Party will furnish to the JDC a summary written report within [*] after the end of each [*] describing its progress under the Workplan and evaluating such work in relation to the goals of the Workplan as well as provide such other information as reasonably requested by the JDC. Within [*] following expiration or earlier termination of this Agreement, each Party will furnish to the JDC a final summary written report.

(c) Materials.

(i) Each Party will, during the Term, furnish to each other samples of Materials which comprise, embody or incorporate Scribe Technology or Acuitas LNP Technology, as the case may be, only as expressly set forth in the Workplan. Acuitas will furnish to Scribe the quantities of Formulated Product as set forth in the Workplan and will use commercially reasonable efforts to provide any additional quantities which will be required in performance of the Program. In addition, each Party will, upon the other Party’s reasonable written request, furnish to such other Party other samples of Materials which comprise, embody or incorporate Scribe Technology or Acuitas LNP Technology that are in such Party’s Control and are reasonable (both in quantity and identity) and useful for the other Party to carry out its responsibilities under the Workplan, provided [*]. Upon termination or expiration of this Agreement and unless such Material is the GMP ready formulation as set forth in Section 3.1(f) of a Licensed Product under a Non-Exclusive License agreement, Materials will, at the providing Party’s option and request to be made (if at all) within [*] after such termination or expiration or the effective date of termination, be returned to the providing Party or destroyed. The provision of Materials hereunder by either Party will not constitute any grant, option or license under any Patents or Know-How, except as expressly set forth herein.

(ii) Each Party will use such Materials only in accordance with the Workplan and otherwise in accordance with the terms and conditions of this Agreement. Except as otherwise specified in the Workplan or except with the prior written consent of the supplying Party, the Party receiving any Materials will not distribute or otherwise allow the release of Materials to any Third Party, except, with respect to either Party, to any permitted subcontractors under Section 3.1(i) and, with respect to Scribe, to its CMO or any Collaboration Partners. All Materials delivered to the receiving Party will remain the sole property of the providing Party (except that the Formulated Product will be the property of both Parties) and will be used in compliance with all applicable Laws and only to perform activities set forth in the Workplan. Formulated Product will be destroyed by both Parties upon written request by either Party. The Materials supplied under this Agreement will be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.

3.4 Program Licenses.

(a) By Acuitas. Subject to the terms and conditions of this Agreement, Acuitas hereby grants to Scribe (and to its Affiliates) a worldwide, non-exclusive, royalty-free license under the Acuitas LNP Technology, solely to the extent necessary to enable Scribe (and its Affiliates) to perform its activities set forth in the Workplan and for no other purpose. The foregoing license will not include the right to grant sublicenses, except to permitted Collaboration Partners and Contract Research Organizations in accordance with Sections 3.1(i) and 3.1(h).

(b) By Scribe. Subject to the terms and conditions of this Agreement, Scribe hereby grants to Acuitas a worldwide, non-exclusive, royalty-free license under the Scribe Technology, solely to the extent needed to enable Acuitas to perform its activities set forth in the Workplan and for no other purpose. The foregoing license will not include the right to grant sublicenses, except to permitted Contract Research Organizations in accordance with Section 3.1(i).

(c) Option for Acuitas In-Licensed Technology Licenses. In the event that, upon exercise of its Option with respect to Licensed Products directed to a Reserved Targets, Scribe, in its reasonable judgment, considers it necessary or desirable to obtain a license to any LNP Technology controlled by a Third Party in order to develop, have developed, make, have made, use and have used (including for research and development), sell, offer for sale, have sold, import and have imported Licensed Products in the Field of Use in the Territory, Scribe may notify Acuitas and Acuitas will confirm whether any such LNP Technology constitutes Acuitas In-Licensed Technology. Acuitas hereby grants to Scribe the option to acquire one or more sublicenses with respect to any such LNP Technology that constitutes Acuitas In-Licensed Technology (“Sublicense Option”). Such sublicense will be granted subject to the terms and conditions of the Acuitas In-License on the effective date of the sublicense agreement and Scribe will be responsible for all royalties, milestones and other payments thereunder to the extent based on the grant or exercise of such sublicense rights to or by Scribe, its Affiliates or Sublicensees, it being understood and agreed that, except as set forth in this sentence, Scribe shall not be required to pay any financial consideration to Acuitas for the grant of a sublicense under any such Acuitas In-License over and above the financial consideration paid by Scribe under this Agreement or the applicable non-exclusive License Agreement(s) entered into between Scribe and Acuitas. The scope of each such Sublicense Option for a sublicense will not exceed the scope of the license granted to Scribe under Section 2.1(a) of the Non-Exclusive License. Scribe is entitled to exercise such its Sublicense Option at any time after it exercises its Option with respect to Licensed Products directed to a Reserved Target as set forth in ARTICLE 4, and upon written notice of Scribe that it exercises the Sublicense Option, the Parties shall finalize in good faith the terms and conditions of such sublicense agreement according to the terms and conditions of the Acuitas In-License. Acuitas shall have the sole right to amend, modify and/or terminate any Acuitas In-License until such time as Scribe and Acuitas shall have entered into the sublicense with respect to such Acuitas In-Licensed Technology, but once sublicensed to Scribe, Acuitas shall use Diligent Efforts to maintain, and shall not modify or terminate without Scribe’s prior written consent (not to be unreasonably conditioned or delayed), any Acuitas In-License covering Acuitas In-Licensed Technology sublicensed by Scribe. Acuitas shall provide Scribe with opportunities to review Acuitas In-Licenses in advance and provide reasonable additional information requested by Scribe relating to Acuitas In-Licenses in order to facilitate Scribe’s ability to make determinations regarding its exercise of the Sublicense Option. Scribe will abide, and will cause all of its Affiliates and applicable Sublicensees to abide, in all material respects by all requirements of each Acuitas In-License sublicensed hereunder.

(d) No Other Licenses. No license or right is or will be created or granted hereunder by implication, estoppel or otherwise. All licenses and rights are or will be granted only as expressly provided in this Agreement.

(e) Technology Access Fee. For each Option, Scribe will pay to Acuitas a technology access fee equal to Four Hundred Thousand Dollars (US$400,000) for each Option (“Technology Access Fee”) within [*] following the Effective Date, and thereafter on each anniversary of the Effective Date for each Option that has not been taken as a license by Scribe as of the anniversary date. Technology Access Fees will not be prorated. Upon payment of a [*] deferral fee (the “Deferral Fee”) payable on the Effective Date, Scribe may defer the payment of the Technology Access Fee for [*] of its [*] Options (the “Deferred Options”) for up to [*] (the “Deferral Period”). With respect to each Deferred Option, if Scribe does not pay the Technology Access Fee for that Deferred Option within the Deferral Period, that Deferred Option will terminate. The Deferral Fee can be credited against the Technology Access Fee for one of the Deferred Options.

ARTICLE 4

Reserved Targets

4.1 Generally. Scribe will have the right, but not the obligation, to non-exclusively reserve Targets for potential use in the Workplan, in accordance with this ARTICLE 4. Scribe will select the Targets that will be the subject of the work performed as part of the Program from the Reserved Target List in accordance with this ARTICLE 4. Additionally, Scribe shall have the right, but not the obligation, to exercise Options in accordance with this ARTICLE 4 and ARTICLE 5.

4.2 Reserved Protein Target List, Restricted Protein Target List and Protein Target Notices.

(a) Escrow Agent. The Escrow Agent will maintain in confidence the Restricted Target List and respond to Scribe’s Target Notices and Option Notices on behalf of Acuitas. The Escrow Agent will not inform Acuitas of any Scribe potential Reserved Targets or any Scribe Reserved Targets, without Scribe’s prior written consent. All costs and expenses incurred through the Escrow Agent will be borne by Acuitas.

(b) Pre-Existing Restrictions. Acuitas will maintain, at the Escrow Agent, a current and up-to-date list of Targets that are subject to Pre-Existing Restrictions (the “Restricted Target List”). Such list will also identify the scope of the Pre-Existing Restrictions. The decision of the Escrow Agent with respect to the Targets subject to Pre-Existing Restrictions will be conclusive unless there is fraud on the part of Acuitas, in which case Scribe reserves all rights against Acuitas, but absent fraud on the part of the Escrow Agent, Scribe shall have no recourse against the Escrow Agent.

(c) Target Notices. If (i) Scribe desires to add or remove a Target to or from the Reserved Target List, or (ii) Scribe desires to exercise an Option for a Licensed Product, Scribe will notify the Escrow Agent in writing of the same. Such notice will identify as applicable, in addition to the information relating to such proposed Targets set forth on the form of Target Notice attached hereto as Exhibit 4.2, (A) in the case of clause (i) above, whether Scribe wishes to non-exclusively reserve such Target or remove such Target from the Reserved Target List, (B) in the case of clause (ii) above, if Scribe wishes to exercise an Option (each such notice, a “Target Notice”). For clarity, each Target Notice shall include [*]. Reservations for all Targets should be made using the table in Exhibit 4.2.

(d) Target Response Notices. The Escrow Agent, on behalf of Acuitas, will review each Target Notice provided by Scribe and, within [*] of the Escrow Agent’s receipt of a Target Notice, the Escrow Agent will provide Scribe with written notice that includes the following information (each such notice, a “Target Response Notice”):

(i) If, as of the date of Scribe’s Target Notice for a Target, such Target is on the Restricted Target List and is listed as being subject to Pre-Existing Restrictions that restrict Acuitas from taking the action requested by Scribe in the Target Notice, or if the action requested by Scribe would exceed the applicable Concurrent Reserved Target List Limit or the Option Limit, then the Target Response Notice issued for such Target will so certify to Scribe and will specify whether such applicable Target is subject to a Pre-Existing Restriction (such notice, a “Target Rejection Notice”).

(ii) If, as of the date of Scribe’s Target Notice for a Target, such Target is not subject to any Pre-Existing Restrictions that would prevent the action requested by Scribe in the Target Notice, and the action requested by Scribe would not exceed the applicable Concurrent Reserved Target List Limit or the Option Limit, then such Target shall, consistent with the Target Notice, automatically be as of the date of the Target Notice (A) added to or removed from the Reserved Target List on a non-exclusive basis, or (B) deemed to be subject to an Option exercised by Scribe on a non-exclusive basis subject to terms and conditions of Section 5.2, including the payment of the applicable Option Exercise Fee, and the Target Response Notice issued for such Target will certify the same to Scribe (such notice, an “Target Acceptance Notice”). So long as a Target is on the Reserved Target List and Scribe has an Option with respect to such Target, Acuitas and its Affiliates will not exclusively internally reserve such Target or grant to any Third Party an exclusive license or other rights (or an option to obtain such a grant of license or other rights) under the Licensed Technology with respect to such Target. This Section 4.2(d)(ii) shall survive the termination or expiration of this Agreement solely in the event that the Parties enter into a Non-Exclusive License prior to such termination or expiration.

(e) Concurrent Reserved Target List Limits. During the Term, Scribe will have the right to select up to [*] as provided for in Section 4.2(c) at any one time to be placed on the Reserved Target List (the “Concurrent Reserved Target List Limit”). Additional [*] can be removed from the Reserved Target List, added to the Reserved Target List and/or replaced on the Reserved Target List at any time subject to the limitations on the total numbers of each Target to be associated with the [*]. The Concurrent Reserved Target List Limit for [*] will be reduced by one for each Option exercised such that the number of reserved [*] plus the number of Options exercised shall not exceed [*].

(f) Minimum Target Reservation Requirement. Subject to the Concurrent Reserved Target List Limit and the availability of potential Reserved Targets for reservation pursuant to this Section 4.2, Scribe will elect and maintain at least [*] to be placed on the Reserved Target List at all times (“Minimum Target Reservation Requirement”).

4.3 Expiration of Pre-Existing Restrictions. If any Pre-Existing Restrictions identified in a Target Rejection Notice that precluded Acuitas from taking the action requested by Scribe in a Target Notice later expire or otherwise are modified or terminate such that Acuitas is no longer precluded from taking the action requested by Scribe in a Target Notice, the Escrow Agent will notify Scribe of such event and Scribe will have an option, for a period of [*] following delivery of such notice to Scribe, to (a) add such Target to the Reserved Target List, or (b) exercise an Option with respect to a Licensed Product directed to such Target, as the case may be, in each case ((a) and (b)), subject to the Concurrent Reserved Target List Limits and the Option Limit. For clarity, Scribe will at all times thereafter have the right to provide a Target Notice for such Target to the Escrow Agent pursuant to Section 4.2(c) but such Target Notice will be subject to any intervening Pre-Existing Restrictions.

4.4 Fees.

(a) Primary Human Genome Target Reservation and Maintenance Fees. Scribe will pay to Acuitas (i) [*] (“Target Reservation and Maintenance Fee”). Primary Human Genome Target(s) removed from the Reserved Target List may be made available to Third Parties and the related payments will not be credited against any Option Exercise Fees, unless the same Primary Human Genome Target is re-nominated to the Reserved Target List. Reservations of [*] will be non-exclusive and will not be subject to any reservation or maintenance fees.

(b) Credit. The Target Reservation and Maintenance Fee for a [*] against the Option Exercise Fee payable if Scribe exercises its Option for a Non-Exclusive License for Licensed Product directed to such [*].

ARTICLE 5

Scribe License Options

5.1 Option. From the period commencing on the Effective Date and, subject to Section 9.2(a) and Section 10.15, ending on the expiration of the Term, Acuitas hereby grants to Scribe the options (each, an “Option”) set forth below. Scribe’s Option is non-exclusive with respect to Licensed Products directed to a reserved Therapeutic Human Genome Target.

(a) Non-Exclusive License. An Option shall include the right to enter into a non-exclusive, worldwide license, with a right to sub-license through multiple tiers, under the Licensed Technology to research, develop, make, have made, keep, use, sell, offer to sell, have sold, import, export or otherwise commercialize and exploit Licensed Products in the Field of Use in the Territory. The Option to obtain a Non-Exclusive License will be limited to Human Genome Targets that are on the Reserved Target List at the time of exercise of the Option.

(b) Option Limit. Scribe will have the right to exercise Options with respect to a [*] Primary Human Genome Targets (the “Option Limit”).

(c) Form of Non-Exclusive License Agreement. The form of Non-Exclusive License agreement attached hereto as Exhibit 5.1(c) will be used for all licenses granted upon the exercise of an Option hereunder. Each Non-Exclusive License will grant rights for Licensed Products directed to the reserved Target(s) specified in the Option Notice.

5.2 Scribe’s Exercise of Option. Scribe may exercise each such Option by delivering to Acuitas an Option Notice and paying to Acuitas the Option Exercise Fee in accordance with this Section 5.2. If not exercised prior to the expiration of the Term, the Options granted to Scribe under this ARTICLE 5 with respect to all Reserved Targets will terminate in full and will no longer be exercisable.

(a) Option Notice. Scribe has the right to deliver to the Escrow Agent, prior to the expiration of the Term, a Target Notice including the information set forth in Exhibit 4.2(c), as applicable, for the Licensed Products directed to the Reserved Targets for which Scribe wishes to exercise an Option (each such Target Notice, an “Option Notice”). Scribe will submit one (1) Option Notice for each Licensed Product for which Scribe wishes to exercise the Option.

(b) Diligence Right. Notwithstanding anything to the contrary contained herein, in connection with or after delivery of the Option Notice, Scribe has the right, in its sole discretion, to seek additional information and conduct a legal due diligence investigation regarding the Acuitas LNP Technology that covers the relevant Formulated Product or the manufacture thereof prior to entering into a Non-Exclusive License and paying the Option Exercise Fee in respect of such Non-Exclusive License. Scribe can exercise such right by providing written notice to Acuitas (a “Diligence Request”) within [*] following Scribe’s delivery of an Option Notice and, in such event, Acuitas shall promptly (not later than [*] after Acuitas receives such Diligence Request), identify and disclose to Scribe’s external counsel, or cause to be identified and disclosed to Scribe’s external counsel, on a confidential counsel-to-counsel basis such Acuitas LNP Technology covering the relevant Formulated Product or the manufacture thereof, including the structure and composition of the LNP Technology component of such Formulated Product and any components or intermediates thereof, and any method of making or manufacturing the foregoing, and Scribe shall have [*] following such meeting and the identification and disclosure of such information (the “Diligence Period”) to conduct such diligence investigation. Without limiting the foregoing, during the Diligence Period Acuitas shall provide or cause its counsel to provide, in good faith, to Scribe’s counsel, on a confidential counsel-to-counsel basis, such additional information regarding such Acuitas LNP Technology as Scribe’s external counsel may reasonably request in connection with such diligence investigation, subject to any then-existing confidentiality restrictions that prohibit Acuitas and its counsel from disclosing such information to Scribe’s external counsel. Any such information disclosed by Acuitas or its counsel shall be subject to the terms of this Section 5.2(b). Scribe’s counsel may disclose to Scribe’s officers, directors and employees the findings of such due diligence investigation but will not disclose the structure or composition of the LNP Technology component (or any component or intermediary thereof) unless and until a Non-Exclusive License Agreement is concluded in connection with such Option Notice. On or prior to the expiration of the Diligence Period, Scribe shall notify Acuitas in writing whether it wishes to withdraw the applicable Option Notice or proceed with the execution of a Non-Exclusive License, and if Scribe elects to withdraw an Option Notice under this subsection (c), Scribe shall have no obligation to enter into a Non-Exclusive License or pay the Option Exercise Fee in respect thereof, and shall not be deemed to have exercised an Option with respect thereto.

(c) Non-Exclusive License Agreement. Within [*] of the Escrow Agent’s receipt of an Option Notice, or (if applicable) Acuitas’ receipt of Scribe’s notice to proceed with execution of a Non-Exclusive License following completion of satisfactory diligence as set forth in Section 5.2(b), Scribe and Acuitas will enter into a Non-Exclusive License in the form attached hereto as Exhibit 5.2(c) for the Licensed Product directed to the Reserved Targets specified in the relevant Option Notice.

(d) Option Exercise Fee. Within [*] after the effective date of a Non-Exclusive License, Acuitas will issue an invoice to Scribe for the Option Exercise Fee (less any amounts creditable against such Option Exercise Fee) for such Non-Exclusive License pursuant to Section 4.4(b). Each such payment will be due within [*] after Scribe’s receipt of such invoice from Acuitas. A separate Option Exercise Fee will be required for each Non-Exclusive License executed by the Parties in accordance with this ARTICLE 5.

ARTICLE 6

Intellectual Property

6.1 Disclosure of LNP Know-How. Notwithstanding anything to the contrary in this Agreement, neither Party will disclose to the other Party any Know-How owned or Controlled by such first Party other than pursuant to the Workplan or a Non-Exclusive License following Scribe’s exercise of an Option.

6.2 Ownership.

(a) Scribe Owned Technology. As between the Parties, Scribe will own all right, title and interest in and to the Scribe Technology.

(b) Acuitas Owned Technology. As between the Parties, Acuitas will own all right, title and interest in and to the Acuitas LNP Technology.

(c) Joint Technology. The Parties will jointly own any and all Joint Technology. Each Party will have an undivided one-half interest in and to such Joint Technology. Subject to the terms of this Agreement and any Non-Exclusive License agreement, each Party may use and practice such Joint Technology, including the right to license and sublicense or otherwise to exploit such Joint Technology, and may transfer or encumber its ownership interest in and to the Joint Technology, without an accounting or obligation to, or consent required from, the other Party. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effectuate the foregoing regarding Joint Technology. Neither Party will file any Patent application or otherwise seek to protect any Joint Technology without the prior written consent of the other Party.

6.3 Assignment of Technology. Scribe, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future, hereby agrees to assign), to Acuitas (i) any right, title and interest that it may have or acquire in any Acuitas Sole Technology, and (ii) a joint and undivided one-half interest in and to all Joint Technology. Acuitas, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future, hereby agrees to assign), to Scribe (i) any right, title and interest that it may have or acquire in any Scribe Sole Technology, and (ii) a joint and undivided one-half interest in and to all Joint Technology. The Parties will reasonably cooperate to document the rights of each Party more fully as defined in this Section 6.2, including by executing all lawful papers and instruments, obtaining and executing necessary powers of attorney and assignments by the named inventors, making all rightful oaths and declarations and providing consultation and assistance as may be necessary.

6.4 Assignment. Each Party will require, to the extent legally possible under relevant national or local Laws and subject to Section 3.1(h) and Section 3.1(i), all of its employees, Affiliates and any Third Parties working pursuant to this Agreement on its behalf, to assign, or otherwise convey rights to such Party in, its right, title and interest in any invention or Patent conceived, reduced to practice, created or otherwise made in performance of the Workplan in order to accomplish the ownership provisions set forth in this ARTICLE 6. Each Party will be responsible for any compensation payable by such Party to its employees, Affiliates or any Third Parties working pursuant to this Agreement on its behalf.

6.5 Prosecution and Maintenance.

(a) Sole IP. As between the Parties (i) Scribe will have the sole right but not the obligation, at its expense, to prosecute and maintain Patents within the Scribe Technology and (ii) Acuitas will have the sole right but not the obligation, at its expense, to prosecute and maintain Patents within the Acuitas LNP Technology, subject to the terms of the Non-Exclusive License.

(b) Joint IP. Upon written request by either Party, the Parties will promptly enter into a joint prosecution and maintenance agreement (“Joint Prosecution and Maintenance Agreement”) with respect to the Joint IP that, unless otherwise agreed by the Parties, shall provide at a minimum that the Party with the responsibility to prosecute and maintain the Patents within the Joint IP will (i) keep the other Party reasonably informed of its prosecution and maintenance activities, (ii) provide the other Party with a reasonable opportunity to review in advance and comment on any material submissions or correspondence with a patent office and incorporate in good faith any comments from the other Party, and (iii) provide to the other Party copies of all correspondence sent to or received from (within [*] after receipt thereof) a patent office with respect to such Patents.

(c) Cooperation. Each Party will reasonably cooperate with the other Party in the prosecution and maintenance of the Patents within the Joint Technology. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Patents in any country.

6.6 Patent Enforcement and Defense.

(a) Acuitas LNP Technology. Acuitas will have the sole right, but not the obligation, to seek to enforce and defend Patents included in the Acuitas LNP Technology.

(b) Scribe Technology. As between the Parties, Scribe will have the sole right but not the obligation, at its expense, to enforce and defend any Patents within the Scribe Technology.

(c) Joint Technology. Acuitas shall have the first right, but not obligation, for enforcing the Joint Technology against any infringement by a Third Party in the Territory (“Third Party Infringement”) if such Third Party Infringement is with respect to the LNP Technology (and not the Genome Editing Construct). Scribe shall have the first right, but not the obligation, for enforcing the Joint Technology against such Third Party Infringement if such Third Party Infringement is with respect to the

Genome Editing Construct. If the Party with the first right to enforce the Joint Technology does not, within [*] after becoming aware of the Third Party Infringement, commence a suit to enforce the Joint Technology, or take other action to terminate such Third Party Infringement, then the other Party will have the right, but not the obligation, to commence such a suit or take such an action at its own cost and expense.

6.7 Defense of Joint IP Against Third Party Invalidity Claims. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion (or claim), of invalidity or unenforceability of any Patents included in the Joint IP by a Third Party, in each case in the Territory and of which such Party becomes aware (“Invalidity Claim”). Acuitas will have the first right, but not the obligation, to defend any Invalidity Claim of a Joint IP Patent if such Claim is with respect to LNP Technology. Scribe will have the first right, but not the obligation, to defend against any Invalidity Claim with respect to Patents included in the Joint IP if such claim is with respect to the Genome Editing Construct. If the Party with the first right to defend any Invalidity Claim with respect to Joint IP does not, within [*] after becoming aware of the Invalidity Claim commence an action to defend the Joint IP, then the other Party will have the right, but not the obligation, to commence such an action at its own cost and expense.

6.8 Cooperation. The Party bringing or defending a claim, suit or action pursuant to Section 6.6(c) or 6.7 (“Controlling Party”) will be solely responsible for any costs and expenses incurred by such Controlling Party as a result of such claim, suit or action. For Joint IP claims, suits or actions, the other Party will have the right to participate or otherwise be involved and, if it elects to do so, the Controlling Party will provide the participating Party and its counsel an opportunity to consult with the Controlling Party and its counsel regarding such claim, suit or action. In any event, the other Party will provide to the Controlling Party reasonable assistance in such enforcement or defense, including joining an action as a party plaintiff if so required by Laws to pursue any such claim, suit or action, provided that the Controlling Party agrees to indemnify such other Party for its involvement in such claim, suit or action and pay those Losses incurred by such other Party in connection with such joinder, but subject to the indemnification obligations of the Parties pursuant to this Agreement and the Non-Exclusive License. The Controlling Party will keep the other Party regularly informed of the status and progress of such enforcement and defense efforts and will reasonably consider the other Party’s comments on any such efforts. Neither Party will settle or consent to an adverse judgment in any such claim, suit or action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

6.9 Recovery - Joint IP. If the Controlling Party for any Joint IP claim, suit or action recovers monetary damages, such recovery will be allocated first to the reimbursement of any costs and expenses incurred by the Controlling Party and thereafter to the reimbursement of any costs and expenses incurred by the other Party, in each case in connection with such claim, suit or action. Any remaining amounts will be allocated [*] to each Party.

ARTICLE 7

Confidentiality

7.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and the Receiving Party may acquire during the course and conduct of activities under the Agreement, certain non-public confidential information of the Disclosing Party in connection with this Agreement. The term “Confidential Information” means all proprietary or non-public information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, that is disclosed or made available by or on behalf of the Disclosing Party to or on behalf of the Receiving Party in connection with this Agreement; provided, that (a) the Acuitas Sole Technology will be the Confidential Information of Acuitas and the Scribe Sole Technology will be the Confidential Information of Scribe, (b) the Joint Technology will be Confidential Information of both

Parties, and either Party may use and disclose Joint Technology in connection with such Party’s permitted exploitation of such Technology, provided that the recipient is bound by confidentiality and non-use obligations no less restrictive than those under this Agreement and any Non-Exclusive License agreement, and (c) the data and results generated from the Workplan shall be subject to Section 3.3(b), which shall supersede any other provisions of this Agreement to the contrary. For the avoidance of doubt, the identity of any Scribe Reserved Targets and the information contained in any Protein Target Notice submitted by Scribe to the Escrow Agent, are the Confidential Information of Scribe. Confidential Information includes Confidential Information disclosed by either Party pursuant to the Confidential Disclosure Agreement prior to the Effective Date of this Agreement.

7.2 Restrictions. During the Term and for [*] thereafter, or with respect to any trade secret included in the Confidential Information for so long as such trade secret is protected under applicable Laws (provided, that Receiving Party has not publicly disclosed such trade secret in breach of its obligations under this Article 7), the Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information, but in no event less than reasonable care. Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement or any Non-Exclusive License. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to (a) Receiving Party’s Affiliates, and (b) each of Receiving Party’s employees, permitted subcontractors (subject to Section 3.1(i)), CMOs and Collaboration Partners, consultants or agents who have a need to know such Confidential Information in order to perform (or for such entities to determine their interest in performing) Receiving Party’s obligations or in the exercise of the Receiving Party’s rights under this Agreement and who are under written obligations to comply with the restrictions on use and disclosure that are no less restrictive than those set forth in this ARTICLE 7. Receiving Party assumes responsibility for such persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

7.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to a specific portion of the Disclosing Party’s Confidential Information to the extent that Receiving Party can demonstrate that such portion: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party without obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained on a non-confidential basis by Receiving Party or any of its Affiliates from a Third Party who, to Receiving Party’s knowledge, is lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by or on behalf of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

7.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is permitted under Section 7.2 or is reasonably necessary in the following instances:

(a) in order and to the extent required to comply with applicable Laws (including any securities Laws or the regulations or rules of a securities exchange applicable to Receiving Party) or with a legal or administrative proceeding or as required by a court or administrative order;

(b) in connection with prosecuting or defending litigation including responding to a subpoena in a Third Party litigation;

(c) in connection with filing, prosecuting and enforcing Joint IP in connection with Receiving Party’s rights and obligations pursuant to this Agreement;

(d) to actual or potential acquirers or permitted assignees, investment bankers, investors, lenders, and other financing sources, and to consultants and advisors of the Receiving Party; and

(e) in the case of Scribe, with prior written notice to Acuitas to Collaboration Partners approved by Acuitas (to the extent required under Section 3.1(h)), but in case the Collaboration Partner is only a potential licensee, partner or assignee, only such information that is reasonably necessary or useful for the potential licensee, partner or assignee to evaluate the Technology of interest, including design of experiments conducted under the Workplan, data and results generated under the Workplan and LNP/Licensed Product manufacturing processes, but if a Non-Exclusive License agreement has not been executed, excluding the particular chemical structure and formulation of any lipid nanoparticles (which excluded information may be disclosed to such potential licensee, partner or assignee upon Acuitas’ prior written consent);

provided, that (1) where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant to subsections (a) or (b) above sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to subsections (d) or (e) above, (i) each of those entities are required to comply with the restrictions on use and disclosure no less restrictive than those in Section 7.2 (other than investment bankers, investors, lenders, and other financing sources which must be bound prior to disclosure by commercially reasonable obligations of confidentiality), (ii) the Receiving Party is responsible for any failures by such entities to observe such restrictions or obligations of confidentiality and (iii) to the extent Scribe discloses any Workplan Data to such entities, Scribe will acknowledge Acuitas as the source of the LNP. Confidential Information that is required to be disclosed pursuant to subsections (a) or (b) will remain otherwise subject to the confidentiality and non-use provisions of Section 7.1 and Section 7.2. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least [*] in advance of any such filing such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with a reasonable opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before so filing the Agreement.

7.5 Return of Confidential Information. Upon expiry or earlier termination of the Agreement, and upon written request of a Party (such request, if made, to be made within [*] of such expiry or termination) the other Party will destroy or return (as specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided, that a Party may retain: (a) one copy of such Confidential Information for record-keeping purposes, for the sole purpose of ensuring compliance with this Agreement; (b) any copies of such Confidential Information as are required to be retained under applicable Laws; (c) any copies of such Confidential Information as are necessary or useful for such Party to exercise a right or fulfill an obligation under this Agreement, including any Non-Exclusive License; and (d) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures, in each case provided that such copies are maintained in accordance with this ARTICLE 7.

7.6 Publications. Notwithstanding anything in this Agreement to the contrary, each Party shall be permitted to publish the results of the Program including Workplan Data that constitute the other Party’s or joint Confidential Information only with the prior written consent of the other Party, subject to Section 7.3 and Scribe’s right to publish such results of its development under the applicable Non-Exclusive License agreement in accordance with Section 8.6 thereof. Either Party wishing to make a publication or public presentation of Program results that contains the Confidential Information of the other Party will deliver to the other Party a copy of any proposed written publication or presentation of Program results at least [*] prior to submission for publication or presentation. Each Party will have the right to (a) remove its Confidential Information from the other Party’s proposed publications, (b) propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, which proposals the publishing Party will consider in good faith, and (c) request a reasonable delay in publication or presentation in order to protect patentable information in accordance with ARTICLE 6. Following the expiration of the applicable time period for review, the publishing Party will be free to submit for publication or otherwise disclose to the public such results, subject to the procedures set forth in the remainder of this Section 7.6. If the nonpublishing Party provides written notice to the publishing Party requesting a delay pursuant to clause (c) in this Section 7.6, the publishing Party will delay such submission or presentation for a period of an additional [*] to enable the nonpublishing Party to file patent applications on the disclosed subject matter. The publishing Party will thereafter be free to publish or disclose such information, except that subject to Section 7.3 the publishing Party may not disclose any Confidential Information of the nonpublishing Party. Expedited reviews for abstracts or poster presentations, or for other publications that may relate to potential patent applications, may be arranged only with the prior written consent of both Parties. Scribe and Acuitas will each comply with standard academic practice regarding authorship of scientific publications and recognition of the contributions of other parties in any publications relating to studies conducted under the Workplan.

7.7 Patents. Except as expressly permitted under this Agreement, neither Party will file a patent application that includes or discloses the Confidential Information of the other Party without the consent of such other Party.

7.8 Terms of this Agreement; Publicity. The Parties agree that the material terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 7.2, 7.3 and 7.4. Except as required by applicable Laws (including any securities Laws or the regulations or rules of a securities exchange) or otherwise agreed by the Parties in writing, each Party agrees not to issue any press release or public statement disclosing information relating to the existence of this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 8

Warranties; Covenants; Limitations of Liability; Indemnification

8.1 Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date that (a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, (b) it has the legal right and power to enter into this Agreement, to extend the rights, licenses and options granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder, (c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, (d) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, (e) the execution, delivery and performance of this Agreement by such Party does not violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party, (f) no government authorization, consent, approval, license, exemptions of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is necessary for the transactions contemplated by this

Agreement or for the performance of its obligations under this Agreement, and (g) and during the Term, that its Affiliates, its and their employees, and their consultants and agents have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their association with such Party (to the extent permitted by Laws), and obligating such individuals to maintain as confidential the Confidential Information of a Disclosing Party under this Agreement or any Non-Exclusive License agreement, and of any Third Party which such Party may receive.

8.2 Additional Representations and Warranties of Acuitas. Except as set forth in Schedule 8.2, Acuitas hereby represents and warrants to Scribe as of the Effective Date as follows:

(a) Impairment. Neither Acuitas nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed, or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any Technology, that would in any way conflict with or impair the scope of any rights, licenses or options granted to Scribe hereunder or that would be granted to Scribe under any Non-Exclusive License agreement.

(b) Patents and Know-How. Exhibit 1.1 sets forth a complete and accurate list of all Patents included in the Acuitas Background Technology as of the Effective Date. Acuitas Controls the Acuitas Background Technology. All Acuitas inventors of the Acuitas Background Technology have validly assigned their rights to such Technology to Acuitas. Acuitas is and will remain entitled to grant to Scribe the licenses and rights specified herein or under a Non-Exclusive License during the Term as contemplated by this Agreement, to the Patents and the Know-How within the Acuitas Background Technology. To Acuitas’ knowledge, the Patents listed on Exhibit 1.1 have been diligently prosecuted and maintained in accordance with applicable Law. None of the Patents included in the Acuitas Background Technology listed on Exhibit 1.1 are or have been involved in any opposition, cancellation, interference, reissue or reexamination proceeding. As of the Effective Date, neither Acuitas nor any of its Affiliates has received any notice alleging that the Patents in the Acuitas Background Technology listed on Exhibit 1.1 are invalid or unenforceable, or challenging Acuitas’ ownership of the Acuitas Background Technology.

(c) Entire LNP Technology. The Acuitas Background Technology licensed to Scribe under this Agreement comprises all LNP Technology owned or Controlled by Acuitas. As of the Effective Date, the LNP Technology owned or controlled by Acuitas pursuant to the License Agreement dated [*].

(d) Encumbrances. As of the Effective Date, neither Acuitas nor any of its Affiliates has granted any liens or security interests on the Acuitas Background Technology, and the Acuitas Background Technology is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind.

(e) Defaults. The execution, delivery and performance by Acuitas of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Acuitas is a party or by which it is bound, in each case as would reasonably be expected to have a material adverse effect on the rights granted to Scribe hereunder or under any Non-Exclusive License agreement.

(f) Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of Acuitas, currently threatened in writing against or affecting Acuitas that questions the validity of this Agreement, the right of Acuitas to enter into this Agreement or consummate the transactions contemplated hereby.

(g) Infringement. Neither Acuitas nor any of its Affiliates has received any notice of any claim that any Patent, Know-How, or other intellectual property owned or controlled by a Third Party would be infringed or misappropriated by the practice of any Acuitas LNP Technology. Subject to any confidentiality obligations owed by Acuitas to Third Parties, Acuitas will promptly notify Scribe of any such notice received by Acuitas or its Affiliates after the Effective Date.

(h) No Debarment. Neither Acuitas, nor to Acuitas’ knowledge any of its employees, have been Debarred or are subject to Debarment.

8.3 Disclaimers. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that the Program will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED.

8.4 No Consequential Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT THIS SECTION 8.4 WILL NOT APPLY TO BREACHES OF ARTICLES 6 OR 7, OR THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER ARTICLE 8.

8.5 Performance by Others. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, or permitted subcontractors in accordance with Section 3.1(i); provided, however, that each Party will remain responsible and liable for the performance by its Affiliates or permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

8.6 Indemnification.

(a) Indemnification by Acuitas. Acuitas will indemnify Scribe, its Affiliates and its and their respective directors, officers, employees, Third Party licensors, licensees, permitted subcontractors, Collaboration Partners and agents, and their respective successors, heirs and assigns (collectively, “Scribe Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) against the Scribe Indemnitees to the extent arising from or occurring as a result of: (i) the material breach by Acuitas of any provision of this Agreement; or (ii) any negligence or willful misconduct on the part of any Acuitas Indemnitee in the conduct of the Workplan; or (iii) the use, practice, license or other exploitation of the Joint Technology by or on behalf of Acuitas for its own or a Third Party’s account except in each case (i)-(ii) to the extent Scribe is obligated to indemnify an Acuitas Indemnitee in accordance with Section 8.6(b).

(b) Indemnification by Scribe. Scribe will indemnify Acuitas, its Affiliates and its and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Acuitas Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims against Acuitas Indemnitees to the extent arising from or occurring as a result of: (i) the material breach by Scribe of any provision of this Agreement; or (ii) any negligence or willful misconduct on the part of any Scribe Indemnitee in the conduct of the Workplan; or (iii) any alleged infringement or misappropriation of Patents or other intellectual property rights by Acuitas in the conduct of the Workplan to the extent based solely on Acuitas’ use of Scribe Technology or (iv) the use, practice, license or other exploitation of the Joint Technology by or on behalf of Scribe for its own or a Third Party’s account, except in each case (i)-(iii) to the extent Acuitas is obligated to indemnify Scribe in accordance with Section 8.6(a).

(c) Notice of Claim. All indemnification claims provided for in subsections (a) and (b) above will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will promptly notify the indemnifying Party (the “Indemnifying Party”) in writing of any Third Party Claims or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under subsections (a) or (b) above (each such notice, an “Indemnification Claim Notice”), provided that the failure to promptly provide such notice and details will not relieve the Indemnifying Party of any of its indemnification obligations hereunder, except to the extent that the Indemnifying Party’s defense of the relevant Third Party Claim is prejudiced by such failure. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of any Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(d) Defense, Settlement, Cooperation and Expenses.

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [*] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to such legal counsel and a possible conflict of interest of such counsel retained by the Indemnifying Party). In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.

(ii) Right to Participate in Defense. Without limiting subsection (i) above, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (A) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with subsection (i) above (in which case the Indemnified Party will control the defense) or (B) the Indemnified Party has received a written opinion of counsel, reasonably acceptable to the Indemnifying Party, to the effect that the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles, in which case the Indemnifying Party will assume one hundred percent (100%) of any such reasonable costs and expenses of counsel for the Indemnified Party.

(iii) Settlement. With respect to any Third Party Claims that relate solely to the payment of money damages in connection with a Third Party Claim and that will not (A) result in the Indemnified Party’s becoming subject to injunctive or other relief, (B) include any admission or concession of liability or wrongdoing on the part of the Indemnified Party, or (C) otherwise adversely affect the business or Patents of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with subsection (i) above, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). Where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with subsection (i) above, the Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(iv) Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith at the Indemnifying Party’s expense. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(v) Costs and Expenses. Except as provided above in this Section 8.6, the costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.7 Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits, and self-insured retentions) as are customary in the respective industry of such Party for the activities to be conducted by such Party under this Agreement. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this Agreement. Upon the request of a Party, the other Party will provide evidence of the insurance coverage required by this Section 8.7.

ARTICLE 9

Term and Termination

9.1 Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms of this ARTICLE 9 or by mutual written consent of the Parties, will terminate on the third (3rd) anniversary of the Effective Date; provided, Scribe will have one (1) option to extend the initial three (3) year term for an additional two (2) year period by providing written notice thereof to Acuitas at least [*] prior to the third (3rd) anniversary of the Effective Date (such three (3) year period, together with any such two (2) year extension if such extension is requested in accordance with the foregoing, and any extension of an Option exercise period pursuant to Section 10.15, the “Term”).

9.2 Termination by Scribe.

(a) Breach. Scribe will have the right to terminate this Agreement or the Program in full upon delivery of written notice to Acuitas in the event of a material breach by Acuitas of its representations, warranties or obligations under this Agreement or any Non-Exclusive License agreement, provided that such breach has not been cured within [*] after written notice thereof is given by Scribe to Acuitas specifying the nature of the alleged breach. In the event of a termination of the Program for Acuitas’ uncured material breach, the JDC will be disbanded, Acuitas will receive no further reimbursement for FTE Costs or external expenses and Acuitas will conduct a technology transfer in accordance with Section 3.1(f) and provide necessary licenses to Scribe or its Third Party designee each as reasonably necessary for Scribe or such Third Party designee to complete the conduct of the Program. For avoidance of doubt, termination of the Program pursuant to this Section 9.2(a) will not terminate Scribe’s reservation of Reserved Targets or the Options, subject to the payment of all fees associated therewith. Unless terminated earlier by Scribe in its sole discretion by written notice to Acuitas, any Option that is in effect as of the effective date of termination of the Program pursuant to Section 9.2(a), will continue in effect until the earlier of (i) such Option exercise and (ii) expiration of the Term.

(b) Discretionary Termination. Scribe will have the right to terminate this Agreement in full at any time without cause or for any or no reason by giving [*] prior written notice to Acuitas. Upon termination by Scribe pursuant to this subsection, Scribe will pay to Acuitas all accrued, then-unpaid Protein Target Reservation and Maintenance Fees, and any amounts payable in accordance with the Workplan budget to Acuitas for any Works and Services performed pursuant to the Workplan up through the date of such termination and provided however, that if Scribe terminates the Agreement without cause within the first year after the Effective Date, then Scribe will pay any outstanding amount of the FTE Costs that would have been due under the Workplan for the [*]period following termination (to the extent that such FTE Costs have been specified in the Workplan and have not been paid in advance).

9.3 Termination by Acuitas. Acuitas will have the right to terminate this Agreement in full upon delivery of written notice to Scribe in the event of a material breach by Scribe of its representations, warranties or obligations under this Agreement or any Non-Exclusive License, provided that such breach has not been cured within [*] after written notice thereof is given by Acuitas to Scribe specifying the nature of the alleged breach. Scribe hereby agrees that Acuitas is entitled to receive payment of any amounts payable to Acuitas for any Works and Services performed pursuant to the Workplan up through the date of such termination. If Scribe disputes in good faith the existence or materiality of a breach specified in a notice provided in accordance with this Section 9.3, and Scribe provides Acuitas notice of such dispute within such [*] cure period, then Acuitas will not have the right to terminate this Agreement under this Section 9.3 unless and until it is finally determined, in accordance with Section 10.1, that Scribe has materially breached this Agreement and Scribe has failed to cure such breach within [*] following such decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations (including payment obligations) hereunder. If Acuitas terminates this Agreement pursuant to this Section 9.3, then Acuitas will have the right, but not the obligation, to terminate any then-existing Non-Exclusive License.

9.4 Termination Upon Bankruptcy. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act in any state or country or has any such petition filed against it which is not discharged within [*] of the filing thereof, subject to customary extensions, then the other Party may thereafter terminate this Agreement effective immediately upon written notice to such Party. All rights and licenses granted under or pursuant to this Agreement by Acuitas are, and will otherwise be deemed to be, for purposes of the relevant provisions of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 (“BIA”), including Sections 65.11(7), 65.13(9), 72.1 and 246.1 of the BIA; and the relevant provisions of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (“CCAA”), including Sections 32(6) and 36(8) of the CCAA (the BIA and CCAA being referred to collectively as the “Insolvency Legislation”), a grant of a “right to use” “intellectual property” as used in the Insolvency Legislation. The Parties agree that Scribe and its Affiliates, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Insolvency Legislation subject to the payment of amounts provided for herein. Without limiting Scribe’s rights under the Insolvency Legislation, if Acuitas becomes insolvent or makes an assignment for the benefit of its creditors or there is filed by or against the Acuitas any bankruptcy, receivership, reorganization or similar proceeding pursuant to or under the Insolvency Legislation or otherwise, Scribe will be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not already in the possession of Scribe, will be promptly delivered to Scribe (a) if requested by Scribe, before this Agreement is rejected, disclaimed, repudiated, rescinded or terminated by or on behalf of Acuitas, within [*] after Scribe’s written request, unless Acuitas, or its trustee or receiver, elects within [*] to continue to perform all of its obligations under this Agreement, or (b) forthwith, if requested by Scribe after any rejection, disclaimer, repudiation, recission or termination of this Agreement by or on behalf of Acuitas, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 9.4 and under the relevant intellectual property provisions of the Insolvency Legislation are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, the Insolvency Legislation, and any other applicable Laws.

9.5 Effects of Termination.

(a) Upon termination by either Party under Sections 9.2, 9.3 or 9.4, (i) Acuitas will terminate all Works and Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Scribe, (ii) Acuitas will use commercially reasonable efforts to terminate or limit any outstanding commitments and costs associated with the Workplan, (iii) Acuitas will deliver to Scribe any of Scribe’s Materials in its possession or control and all deliverables developed through termination or expiration, (iv) both Parties will destroy any Formulated Product in their possession or control, and (v) Acuitas will promptly issue a final invoice to Scribe and Scribe will pay Acuitas within [*] of receipt of such invoice any undisputed monies due and owing Acuitas, up to the time of termination or expiration, for Works and Services actually performed and all authorized expenses actually incurred (as specified in the Workplan and Workplan budget.

9.6 Survival. In addition to the termination consequences set forth in Section 9.5, the following provisions will survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Article 1 (to the extent applicable to any other surviving provisions), ARTICLE 6, ARTICLE 7, and ARTICLE 10 and Section 3.1(f) (with respect to Acuitas’ obligation to complete a technology transfer, as applicable), Section 3.3(a), Section 3.3(b) (with respect to the Parties’ permitted disclosure and use of Workplan Data and with respect to the last sentence thereof), Section 3.3(c)(i) (with respect to the Parties’ obligation to return or destroy Materials after expiration or termination of this Agreement), Section 4.2(a), Section 5.1(c), Section 5.2 (to the extent that Scribe exercises an Option, as applicable), Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 9.4, Section 9.5, and this Section 9.6. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations that do not survive in accordance with this Section 9.6 will terminate upon expiration of this Agreement.

ARTICLE 10

Miscellaneous

10.1 Dispute Resolution.

(a) Dispute Procedure. Any dispute, controversy, or claim (together, a “Dispute”) arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity, or enforceability of this Agreement, will be resolved pursuant to this Section 10.1 (Dispute Resolution), other than (i) disputes regarding issues within the purview of the JDC which will be resolved pursuant to Section 2.2(d); and (ii) disputes that cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Scribe Indemnitees or Acuitas Indemnitees identified in Section 8.6 (Indemnification)), as to which the procedures set forth Sections 10.1(b) (Dispute Escalation) and 10.1(c) (Dispute Resolution by Arbitration) will not apply.

(b) Dispute Escalation. In the event of a Dispute between the parties, the Parties shall first attempt to resolve such Dispute amicably. If the Parties are not able to resolve a Dispute amicably, then each Party shall have the right to refer such dispute to Acuitas’ Chief Executive Officer and to Scribe’s Chief Executive Officer (or his or her designee, who must be a senior executive) (together, the “Executive Officers”), who will attempt in good faith to resolve such dispute by negotiation during a period of [*]. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [*], then either Party shall be free to commence legal action and seek such remedies as may be available to such Party, consistent with this Section 10.1.

(c) Dispute Resolution by Arbitration. If the Executive Officers are not able to resolve such Dispute as set forth above in Section 10.1(b), either Party may submit the dispute to arbitration for final resolution pursuant to this paragraph. Any such dispute shall be conducted by a tribunal of three arbitrators, in accordance with and pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language. The Party that submits the dispute to arbitration (the “claimant”) shall nominate an arbitrator in its request for arbitration. The other party (the “respondent”) shall nominate an arbitrator within [*] of the receipt of the request for arbitration. The two arbitrators shall nominate a third arbitrator within [*] after the nomination of the second arbitrator. The third arbitrator shall act as Chair of the tribunal. If any of the three arbitrators is not nominated within the time prescribed above, then the ICC Court shall appoint that arbitrator. Arbitrators may communicate with Parties or Party representatives on an ex parte basis for the purpose of selecting the chair of the tribunal. Once the three-arbitrator tribunal is convened, no arbitrator or arbitrators may have ex parte communications with any Party or Party representative without the consent of all Parties. The arbitration award shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, insofar as such waiver can validly be made. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, pursuant to the substantive law of the State of New York without regard to its choice-of-law rules or the choice-of-law rules of any forum that would cause any substantive law other than the law of the State of New York to apply.

(d) Actions to Enforce a Patent. If the Executive Officers of the Parties are not able to resolve such dispute as set forth above in Section 10.1(b) and that dispute involves an allegation of patent infringement, the Party asserting patent infringement may commence an action to enforce that patent, or the Party accused of infringement may, to the extent permitted by law, commence an action for a declaratory judgment of non-infringement or invalidity in the United States District Court for the District of Delaware, or a proceeding for patent review or reexamination in the United States Patent and Trademark Office for any such disputes within this Section 10.1(d) (Actions to Enforce a Patent) involving one or more United States patents for which such forum has jurisdiction, and each Party hereby consents to the exclusive jurisdiction of such forum, and waives any jurisdictional or venue objections to suit in such forum and any right to seek to transfer such an action out of that forum.

(e) Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 10.1 (Dispute Resolution), in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court of competent jurisdiction, without first submitting to any dispute resolution procedures hereunder. Each Party hereby consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and, if that court lacks subject-matter jurisdiction, the New York State Supreme Court, New York County, for any such actions seeking equitable relief and waives any jurisdictional objections to such suit in those courts. Each Party acknowledges that material breach of any of the terms or conditions of this Agreement would cause irreparable harm and damage to the other Party that may not be remediable through money damages.

(f) Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in Sections 10.1(a) (Dispute Procedure) and 10.1(b) (Dispute Escalation) are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.

(g) Prevailing Party. The prevailing Party in any suit or arbitration related to this Agreement commenced under this Section 10.1 will be entitled to recover from the losing Party all reasonable out-of-pocket fees, costs, and expenses (including those of attorneys, professionals and accountants) incurred by the prevailing Party in connection with such arbitration or suit.

10.2 Cumulative Remedies. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, in law, in equity, or otherwise.

10.3 Invoices and Payments. All invoices to be delivered to Scribe hereunder shall be delivered in accordance with Section 10.11 or in such other manner specified by Scribe from time to time. All amounts specified in, and all payments to be made by Scribe under, this Agreement will be in U.S. dollars and will be paid by wire transfer to such bank account as Acuitas may designate at least [*] before such payment is due. Scribe may withhold from payments due to Acuitas amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payment. Scribe will provide Acuitas all relevant documents and correspondence and will also provide to Acuitas any other cooperation or assistance on a reasonable basis as may be necessary to enable Acuitas to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Upon the request of Acuitas, Scribe will give proper evidence from time to time as to the payment of any such tax.

10.4 Relationship of Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder.

10.5 Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable Law.

10.6 Choice of Law. This Agreement will be governed by and construed in accordance with the substantive law of the State of New York without regard to its choice-of-law rules or the choice-of-law rules of any forum that would cause any substantive law other than the law of the State of New York to apply, provided that any dispute relating to the scope, validity, enforceability, or infringement of any Patents will be governed by the substantive Laws of the jurisdiction in which such Patents apply. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

10.7 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

10.8 Headings; Rule of Construction; Interpretation.

(a) Headings. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.

(b) Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

(c) Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitation”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. In this Agreement, the word “or” means “and/or”. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section.

10.9 Further Assurances. Each Party shall take all customary and reasonable actions and do all things reasonably necessary or proper, including under applicable Law, to make effective and further the intents and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party.

10.10 Binding Effect. This Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

10.11 Assignment. This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, that either Party may assign this Agreement in whole or in part without such consent to an Affiliate or to its successor in connection with the sale of all or substantially all of its assets or business or that portion of its business pertaining to the subject matter of this Agreement (whether by merger, consolidation or otherwise); provided that such Affiliates or Third Party agree to be bound by this Agreement.

10.12 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, email, recognized international overnight courier, or registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Scribe:      Scribe Therapeutics Inc.

          [*]

With a copy to:     [*]

If to Acuitas:      [*]

With a copy to:     [*]

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 10.12.

10.13 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.14 Severability. In the event that any provision of this Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

10.15 Entire Agreement. This Agreement together with any Non-Exclusive License agreements and the Joint Prosecution and Maintenance Agreement (including all appendices and exhibits hereto and thereto) entered into during the Term are the sole agreements with respect to their subject matter and supersede all other agreements and understandings between the Parties with respect to same, including the Confidential Disclosure Agreement.

10.16 Force Majeure. Neither Acuitas nor Scribe will be liable for failure of or delay in performing obligations set forth in this Agreement (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such Party; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. If such force majeure event affects Acuitas’ ability to timely perform its obligations under the Workplan, then the period which Scribe has to exercise its Options will be extended by a period equivalent to the period during which such force majeure event prevented Acuitas’ performance of the Workplan.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Development and Option Agreement to be executed by their respective duly authorized officers as of the Effective Date.

ACUITAS THERAPEUTICS, INC.

By:	/s/ Thomas Madden
(Signature)
Name: Thomas Madden
Title: President & CEO

SCRIBE THERAPEUTICS INC.

By:	/s/ Benjamin Oakes
(Signature)
Name: Benjamin Oakes
Title: President & CEO

EXHIBIT 1.1

[Intentionally omitted]

EXHIBIT 1.34

[Intentionally omitted]

EXHIBIT 3.1(a)

[Intentionally omitted]

EXHIBIT 3.1(f)

[Intentionally omitted]

EXHIBIT 4.2

[Intentionally omitted]

EXHIBIT 5.2(c)

[Intentionally omitted]

EXHIBIT 8.2

[Intentionally omitted]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

NON-EXCLUSIVE LICENSE AGREEMENT

by and between

ACUITAS THERAPEUTICS, INC.

and

SCRIBE THERAPEUTICS INC.

dated

[________________]

1

ARTICLE 9 Term and Termination		23

9.1	Term	23
9.2	Termination by Acuitas	23
9.3	Termination by Scribe	23
9.4	Termination Upon Bankruptcy	24
9.5	Effects of Termination	25
9.6	Survival	25

ARTICLE 10 General Provisions		26

10.1	Dispute Resolution	26
10.2	Relationship of Parties	27
10.3	Compliance with Law	27
10.4	Choice of Law	27
10.5	Counterparts; Facsimiles	27
10.6	Headings	28
10.7	Waiver of Rule of Construction	28
10.8	Interpretation	28
10.9	Binding Effect	28
10.10	Assignment	28
10.11	Notices	28
10.12	Amendment and Waiver	29
10.13	Severability	29
10.14	Entire Agreement	29
10.15	Force Majeure	29
10.16	Further Assurances	29

2

List of Appendices

Appendix 1.43	Licensed Product

Appendix 1.44	Patents within the Licensed Technology as of the License Agreement Effective Date

Appendix 2.3	Pre-approved Contract Manufacturing Organizations (CMOs)

Appendix 8.2	Exceptions to Acuitas Representations and Warranties in Section 8.2

3

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (“License Agreement”) dated as of [_______________] (the “License Agreement Effective Date”), is made by and between Acuitas Therapeutics, Inc., a British Columbia corporation (“Acuitas”), and Scribe Therapeutics Inc., a Delaware corporation (“Scribe”). Each of Acuitas and Scribe may be referred to herein as a “Party” or together as the “Parties.”

WHEREAS, Acuitas has proprietary LNP Technology (as defined below);

WHEREAS, Scribe has expertise and intellectual property relating to Genome Editing Constructs (as defined below), comprising Genome Editing Protein Targets (as defined below) and mRNA Constructs (as defined below); and

WHEREAS, Acuitas and Scribe are parties to that certain Development and Option Agreement dated November 7, 2022 (the “Development and Option Agreement”), pursuant to which Scribe has options to take licenses under the Licensed Technology (as defined below) with respect to Genome Editing Constructs to Genome Edit a specific Human Genome Target; and

WHEREAS, pursuant to the terms of the Development and Option Agreement, Scribe has exercised an option with respect to a Licensed Product (as defined below) and the Parties are now entering into a licensing arrangement whereby Scribe will have a license under the Licensed Technology to develop, make and commercialize such Licensed Product.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

The following terms and their correlatives will have the following meanings. Capitalized terms not defined herein will have the meaning set forth in the Development and Option Agreement:

1.1 “Acuitas Indemnitees” has the meaning set forth in Section 8.6(a).

1.2 “Affiliate” of a person or entity means any other person or entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors, or (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity; provided that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

1

1.3 “Business Day” means a day on which banking institutions in both Alameda, California, United States and Vancouver, British Columbia, Canada are open for business.

1.4 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term will begin on the License Agreement Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term will end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product in a country will begin on the First Commercial Sale of such Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term will end on the last day of such Royalty Term.

1.5 “CMO” means contract manufacturing organization.

1.6 “Combination Product” means a product that includes at least one additional active ingredient sold in conjunction with or used in combination with a Licensed Product (whether packaged together or packaged separately but sold together for a single price). Drug delivery vehicles and excipients will not be deemed to be “active ingredients,” except in the case where such delivery vehicle or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7) or equivalent Laws in other jurisdictions; provided, however, that should the lipid nanoparticle components of a Licensed Product be characterized as “active ingredients” at any time during the Term, such lipid nanoparticles will not be considered an “active ingredient” for the purposes of this definition.

1.7 “Confidential Disclosure Agreement” means the Confidential Disclosure Agreement between the Scribe and Acuitas dated October 7, 2021.

1.8 “Confidential Information” has the meaning set forth in Section 7.1.

1.9 “Control” or “Controlled” means, with respect to a particular Technology, Acuitas owns or has a license to use and practice such Technology and has the right to grant a license or sublicense to such Technology without violating the terms of any agreement with any Third-Party and without owing any milestone, royalty, or other monetary obligations to a Third-Party under the terms of any agreement with such Third-Party.

1.10 “Debar”, “Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.11 “Deficiency” means the existence of any of the following factors, to the extent supported by reasonable and verifiable documentation or other supporting evidence: (a) a significant failure to adhere to internationally accepted standards of quality and safety in the manufacture of pharmaceutical or biologic products as documented by a regulatory authority with jurisdiction over pharmaceutical manufacturing, as the same are relevant to the stage of development and certification of the products to be manufactured; (b) less than [*] of experience in manufacturing pharmaceutical or biological products; or (c) a significant history of violating confidentiality or intellectual property rights or (d) a party who is a direct competitor of Acuitas in the field of LNP Technology. For clarity, no factor that is not listed in (a), (b), (c) or (d) above will be considered in determining the existence of a Deficiency. A listing of pre-approved CMOs is provided in Appendix 2.3.

2

1.12 “Development and Option Agreement” has the meaning set forth in the Preamble.

1.13 “Diligent Efforts” means, with respect to the efforts to be expended by a Party, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal, in a prompt and expeditious manner, as is reasonably practicable under the circumstances and the terms of this License Agreement.

1.14 “Disclosing Party” has the meaning set forth in Section 7.1.

1.15 “Dollars” means United States dollars.

1.16 “Donor DNA Sequence” has the meaning set forth in the Development and Option Agreement.

1.17 “Escrow Agent” means the Third-Party escrow agent designated by Acuitas and reasonably acceptable to Scribe, which escrow agent will initially be a partner with Seed Intellectual Property Law Group, [*].

1.18 “Executive Officers” has the meaning set forth in Section 10.1.

1.19 “Field of Use” means [*].

1.20 “First Commercial Sale” means the first sale for use or consumption for which revenue has been recognized of any Licensed Product in a country after all required Marketing Authorization Approvals for commercial sale of such Licensed Product have been obtained in such country. A sale for compassionate or named patient use, test marketing or clinical trial purposes will not constitute a First Commercial Sale. First Commercial Sale will include any sales under emergency use authorizations in any country.

1.21 “Formulated Product” means product produced by Acuitas upon request by Scribe that incorporates Scribe proprietary Genome Editing Constructs for Licensed Products formulated with Licensed Technology.

1.22 “FTE” means the work of a full-time person for one year, or more than one person working the equivalent of a full-time person for one year, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working, but means [*] per year, in the performance of the agreed activities for the Technology Transfer or Bridging Work, including scientific management oversight as reasonably required.

1.23 “FTE Costs” mean the amount obtained by multiplying the number of actual FTEs employed by Acuitas in the conduct of the agreed activities for the Technology Transfer by an annual rate per FTE equal to [*], which may be prorated on a daily or hourly basis as necessary. Such FTE Costs represent reimbursement for all costs of FTEs in providing such activities (including salaries, benefits, lab supplies, reagents, equipment and overhead, as well as other G&A costs).

1.24 “GAAP” means generally accepted accounting principles in the United States.

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1.25 “Genome Edit(ing)” has the meaning set forth in the Development and Option Agreement.

1.26 “Genome Editing Construct” has the meaning set forth in the Development and Option Agreement.

1.27 “Genome Editing Protein Target” has the meaning set forth in the Development and Option Agreement.

1.28 “GMP” means current Good Manufacturing Practices as specified in Parts 210 and 211 of Title 21 of the U.S. C.F.R., ICH Guideline Q7A, or equivalent Laws of an applicable Regulatory Authority at the time of manufacture.

1.29 “Guide RNA” has the meaning set forth in the Development and Option Agreement.

1.30 “Human Genome Target” has the meaning set forth in the Development and Option Agreement.

1.31 “Indemnification Claim Notice” has the meaning set forth in Section 8.6(c).

1.32 “Indemnified Party” has the meaning set forth in Section 8.6(c).

1.33 “Indemnifying Party” has the meaning set forth in Section 8.6(c).

1.34 “Insolvency Legislation” has the meaning set forth in Section 9.4.

1.35 “Joint IP” has the meaning set forth in the Development and Option Agreement.

1.36 “Know-How” means all Materials and all confidential and proprietary commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, and including study designs and protocols), in all cases, provided that such information is confidential and proprietary, and regardless of whether patentable, in written, electronic or any other form now known or hereafter developed.

1.37 “Know-How Royalties” has the meaning set forth in Section 3.3(a).

1.38 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.39 “License Agreement” has the meaning set forth in the Preamble.

1.40 “License Agreement Effective Date” has the meaning set forth in the Preamble.

1.41 “License Maintenance Fees” means the fees set forth in Section 3.1.

1.42 “Licensed Know-How” means Know-How transferred or disclosed to Scribe by Acuitas pursuant to the Development and Option Agreement or this Agreement including but not limited to the Know-How related to [*] transferred to Scribe (or its CMO) by Acuitas pursuant to the Technology Transfer.

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1.43 “Licensed Product” has the meaning set forth in the Development and Option Agreement. [*].

1.44 “Licensed Technology” means Patents covering LNP Technology and Licensed Know-How that are (a) owned or Controlled by Acuitas or its Affiliates, (i) [*] and (b) necessary or useful for the research, development, manufacture, use, sale or other exploitation of a Licensed Product. Without limiting the generality of this definition, the Patents included in the Licensed Technology as of the License Agreement Effective Date are listed in Appendix 1.44 attached hereto.

1.45 “LNP” means lipid nanoparticles.

1.46 “LNP Technology” means any Technology that claims, embodies, or incorporates delivery systems (and components thereof) based on or incorporating LNPs.

1.47 “LNP Technology Patent(s)” means Patents included in the Licensed Technology, including any future Patent that becomes part of the Licensed Technology during the Term.

1.48 “Losses” has the meaning set forth in Section 8.6(a).

1.49 “Major Market Country” means the United States, the United Kingdom, Germany, France, Spain, or Italy.

1.50 “Marketing Authorization Approval” means, with respect to a country or extra-national territory, any and all approvals (including a New Drug Application or Biologics License Application approved by the FDA), licenses, registrations, emergency use authorizations or other authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, including any pricing or reimbursement approvals.

1.51 “Materials” has the meaning set forth in the Development and Option Agreement.

1.52 “Milestone Event” has the meaning set forth in Section 3.2.

1.53 “Milestone Payment” has the meaning set forth in Section 3.2.

1.54 “Minimum Royalty” has the meaning set forth in Section 3.3(c).

1.55 “mRNA Construct” has the meaning set forth in the Development and Option Agreement.

1.56 “Net Sales” means, with respect to any Licensed Product, the amount earned and recognized as revenue by Scribe and its Affiliates or Sublicensees for bona fide sales of such Licensed Product to a Third-Party (other than Affiliates and Sublicensees, but including distributors for resale), less:

(a)	[*];

(b)	[*];

(c)	[*];

(d)	[*];

(e)	[*];

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(f)	[*]; and

(g)	[*].

Net Sales will not include any payments from sales among Scribe, its Affiliates and Sublicensees, except for sales to distributors or subsequent resales from such distributors. Such amounts will be determined from the books and records of Scribe and its Affiliates and Sublicensees, maintained in accordance with GAAP consistently applied.

Net Sales for any Combination Product will be calculated [*].

Net Sales of the Licensed Product for any Combination Product if the Licensed Product or other active ingredients in such Combination Product are not sold separately in such country, will be calculated by [*]. In such event, Scribe will make a determination in good faith of the respective fair market values of each component included in the Combination Product and will notify Acuitas of such determination and provide Acuitas with Scribe’s basis for such determination. If Acuitas in good faith does not agree with such determination, then the fair market value of each component of a Combination Product will be a determined by a Third-Party expert selected by Scribe and reasonably acceptable to Acuitas.

1.57 “Party” and “Parties” has the meaning set forth in the Preamble.

1.58 “Patent(s)” means an (a) unexpired and currently in force letters patent, a patent application, and a future patent issued from any such patent application, (b) a future patent issued from a patent application filed in any country worldwide that claims priority from a patent or patent application included in (a), (c) any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, utility models, supplementary protection certificates and renewals based on any patent or patent application under (a) or (b), but not including any rights that give rise to regulatory exclusivity periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder), and (d) any counterpart of any patent or patent application under (a), (b) or (c) filed in any country worldwide.

1.59 “Patent Costs” means the reasonable, documented, out-of-pocket costs and expenses paid to outside legal counsel, and filing and maintenance expenses, actually and reasonably incurred by a Party in prosecuting and maintaining Patents.

1.60 “Patent Royalties” has the meaning set forth in Section 3.3(a).

1.61 “Phase 1 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is the determination of safety and which may include the determination of metabolism and pharmacologic actions of the Licensed Product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, as more fully defined in 21 C.F.R. § 312.21(a) or its successor regulation, or the equivalent in any foreign country.

1.62 “Phase 2 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is to evaluate the effectiveness of the Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the Licensed Product, as more fully defined in 21 C.F.R. § 312.21(b) or its successor regulation, or the equivalent in any foreign country.

1.63 “Phase 3 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Product and to provide an adequate basis for physician labeling, as more fully defined in 21 C.F.R. § 312.21(c) or its successor regulation, or the equivalent in any foreign country.

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1.64 “Receiving Party” has the meaning set forth in Section 7.1.

1.65 “Regulatory Authority” means any national (e.g., the United States Food and Drug Administration (“FDA”)), supra-national (e.g., the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority, in any jurisdiction in the world, involved in the granting of Marketing Authorization Approval.

1.66 “Regulatory Exclusivity” means with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialization period during which Scribe or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.67 “Royalties” has the meaning set forth in Section 3.3(a).

1.68 “Royalty Term” has the meaning set forth in Section 3.3(c).

1.69 “Scribe Indemnitees” has the meaning set forth in Section 8.6(b).

1.70 “Solely Owned Technology” has the meaning set forth in Article 4.

1.71 “Sublicensee” means any Third-Party that is granted a sublicense as permitted by Section 2.2, either directly by Scribe or its Affiliates or indirectly by any other Sublicensee hereunder.

1.72 “Technology” means collectively Patents and Know-How.

1.73 “Technology Transfer” has the meaning set forth in the Development and Option Agreement.

1.74 “Technology Transfer Plan” has the meaning set forth in the Development and Option Agreement.

1.75 “Term” has the meaning set forth in Section 9.1.

1.76 “Territory” means worldwide.

1.77 “Third-Party” means any person or entity other than Scribe, Acuitas and their respective Affiliates.

1.78 “Third-Party Claims” has the meaning set forth in Section 8.6(a).

1.79 “Third-Party Payments” has the meaning set forth in Section 3.3(b).

1.80 “Transferred Technology” has the meaning set forth in the Development and Option Agreement.

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1.81 “Valid Claim” means, with respect to a claim of a Patent included in the Licensed Technology in a particular country, (a) a claim of an issued patent included in the Licensed Technology which has not expired or been abandoned and which has not been disclaimed, canceled, or held permanently revoked, invalid or unenforceable by a court or administrative agency of competent jurisdiction from which no further appeal is possible and that has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending patent application included in the Licensed Technology which claim is being actively prosecuted and which has not been (i) canceled, withdrawn from consideration, or abandoned without being refiled in another application in the applicable jurisdiction (ii) finally rejected or determined to be unallowable by the applicable governmental authority (and from which no appeal is (within the time allowed for appeal) or can be taken), or (iii) disclaimed, or (iv) admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that any claim in any patent application pending for more than seven (7) years from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of this License Agreement from and after such seven (7) year date unless and until a Patent containing such claim issues from such patent application and such issued claim meets the requirements of clause (a) hereof; provided, further, that in no event will any claim of Patent that would otherwise be expired except for a Patent term extension with respect to a product that is not a Licensed Product under this License Agreement be considered a Valid Claim. For purposes of this License Agreement, a claim of a pending international or regional patent application included in the Licensed Technology is a Valid Claim in each country designated by such international or regional patent application until the expiration date for national filing in each such designated country has passed without the filing of a national phase application in such country, with no opportunity to revive.

1.82 “Workplan Data” has the meaning set forth in the Development and Option Agreement.

ARTICLE 2

License Grant; Technology Transfer

2.1 License by Acuitas.

(a) License. Subject to the terms and conditions of this License Agreement, Acuitas hereby grants to Scribe a non-exclusive license, with the right to sublicense only as permitted by Section 2.3(b), under the Licensed Technology, to research, develop, have developed, make, have made, keep, use and have used, sell, offer for sale, have sold, import and have imported, export and have exported and otherwise commercialize and exploit Licensed Products in the Field of Use in the Territory.

(b) License Limitations. No licenses or other rights are granted by Acuitas hereunder to use any trademark, trade name, trade dress or service mark owned or otherwise Controlled by Acuitas or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this License Agreement or the Development and Option Agreement, and no other licenses or other rights are or will be created or granted by either Party hereunder by implication, estoppel or otherwise.

2.2 Updated License. Notwithstanding the foregoing, during clinical development, Scribe may, upon notice to Acuitas, elect to remove any of the Targets from the Licensed Product provided [*]. During clinical development, Scribe may also, upon notice to Acuitas, elect to [*] to a Licensed Product. If such added Target is, at the moment of Scribe’s election, not a “Reserved Target” pursuant to the Development and Option Agreement, before adding the Target to the Licensed Product, Scribe must (i) [*]; and (ii) [*]. Further, Scribe’s license under this License Agreement with respect to such Target, shall also include the Targets described in such updated Target Notice without any additional consideration being payable to Acuitas.

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2.3 Sublicensing Rights.

(a) Transfer. The license granted in Section 2.1 is transferable only upon a permitted assignment of this License Agreement in accordance with Section 10.10.

(b) Scribe Sublicenses. The license granted in Section 2.1 may be sublicensed (with the right to sublicense through multiple tiers), in full or in part, by Scribe, its Affiliates or Sublicensees to Scribe’s Affiliates and Third-Parties, provided, that for any sublicense to Third-Parties:

(i) Each sublicense will be in writing and on terms consistent with and subject to the terms of this License Agreement;

(ii) Scribe will provide Acuitas with a copy of any sublicense agreement with a Sublicensee that includes commercialization rights within [*] of execution thereof, which sublicense agreement may be redacted as necessary to protect commercially sensitive information and will be treated as Scribe’s Confidential Information hereunder;

(iii) Scribe will be responsible for any and all obligations of such Sublicensee as if such Sublicensee were Scribe hereunder; and

(iv) Any sublicense granted by Scribe to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Acuitas to Scribe and its Affiliates with respect to such rights; provided, that such sublicensed rights will not terminate if, as of the effective date of such termination pursuant to Sections 9.2, 9.3(a) or 9.4, a Sublicensee is not in material default of its obligations under its sublicense agreement, and within [*] of such termination, the Sublicensee agrees in writing to be bound directly to Acuitas under a license agreement substantially similar to this License Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for Scribe.

(c) Subcontractors. For clarity purposes, Scribe is entitled to engage contract research organizations, contract manufacturing organizations, distributors, wholesalers and other service providers for the development, manufacture and distribution of Licensed Products on behalf of Scribe. To the extent such contract organizations and service providers require a license to perform such subcontracted activities under applicable Laws, Scribe is entitled to grant a limited research, manufacturing or distribution sublicense (as applicable) without an obligation to meet the conditions of Section 2.3(b)(ii) and 2.3(b)(iv).

2.4 Technology Transfer.

(a) Technology Transfer. After the License Agreement Effective Date and promptly upon written request by Scribe (and in any event within [*] following designation of the applicable CMO, provided such CMO is able to support this timeline), Acuitas will conduct a Technology Transfer as set forth in the Development and Option Agreement.

(b) Activities. Without limiting the foregoing, Acuitas will in particular:

(i) transfer to the CMO all documents relating to Licensed Technology necessary or useful for the manufacture of Licensed Products, including documents relating to the Transferred Technology, and that are owned or Controlled by Acuitas;

(ii) allow Scribe to monitor the progress of the transfer and to confirm whether the transfer has been successfully completed;

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(iii) provide training to the CMO by fully qualified and experienced employees or contractors of Acuitas in respect of the manufacture of Licensed Products. Unless otherwise agreed, the training will be provided at the CMO’s site. For purposes of the training, Acuitas will make available at least two (2) experienced and competent Acuitas FTEs, the specific qualification of the Acuitas FTEs and the details of the training to be further described in the Technology Transfer Plan; and

(iv) provide ongoing technical support in relation to the Transferred Technology to the CMO, as reasonably requested by Scribe from time to time.

(c) Diligence. Acuitas will perform the Technology Transfer in a professional manner and in accordance with the Technology Transfer Plan and use Diligent Efforts to meet the objectives and timelines set forth therein. Acuitas will ensure that the CMO is trained and empowered to manufacture the Licensed Product. It is understood that successful Technology Transfer cannot be guaranteed and Acuitas will not be found not to have used Diligent Efforts based on the failure by the CMO to achieve any particular result, unless Acuitas contributed to or caused such failure.

(d) Intellectual Property. Any intellectual property generated during the Technology Transfer or ongoing technical support provided by Acuitas hereunder or through the use of Formulated Product will constitute Workplan Data in accordance with the Development and Option Agreement and will be included in Acuitas Sole Technology, Scribe Sole Technology or Joint IP, as the case may be, as set forth in the Development and Option Agreement, and will be subject to Articles 6 and 7 of the Development and Option Agreement, as applicable and as such provisions may be further subject to the provisions of this License Agreement.

(e) Payment. Scribe will reimburse Acuitas on a [*], up to the amounts set forth in the Technology Transfer Plan, for (i) FTE Costs based on the number of hours worked by Acuitas’ FTEs, and (ii) any reasonable external costs approved by Scribe in advance that are incurred by Acuitas, in each case in the performance of the agreed technology transfer activities for the Technology Transfer. Acuitas will send a reasonably detailed invoice to Scribe no later than [*] after the end of each [*], which invoice will include a summary of all activities by the name of each individual, number of hours devoted by each such individual, and the type/activity performed by each such individual during such [*], and a detailed summary and reasonable documentation of all external costs incurred by Acuitas during such Calendar Quarter. Scribe agrees to pay undisputed amounts in each such invoice within [*] of Scribe’s receipt thereof.

ARTICLE 3

Payments and Royalties

3.1 License Maintenance Fees. A License Maintenance Fee of Seven Hundred and Fifty Thousand Dollars (US$750,000) will be payable on [*] and each [*] thereafter until such time as the Milestone Payment for first dosing of the first patient in the first Phase 1 Study for a Licensed Product anywhere in the Territory is paid. In the [*] period in which first dosing of the first patient in the first Phase 1 Study for a Licensed Product anywhere in the Territory is achieved, Acuitas will credit the License Maintenance Fee for that period on a pro rata basis against the Milestone Payment for such Milestone Event. For clarity, this pro rata credit will be for the remaining months in the last [*] period to which the License Maintenance Fee applies and will be credited up to the maximum of the Milestone Payment payable.

3.2 Milestone Payments. Scribe will make milestone payments (each, a “Milestone Payment”) to Acuitas upon the first occurrence of each of the milestone events (each, a “Milestone Event”) by Scribe or its Affiliates with respect to a Licensed Product as set forth below in Table 3.2. Scribe will notify Acuitas of the achievement of each Milestone Event within [*] of such achievement. Each Milestone Payment will be payable to Acuitas by Scribe within [*] of the achievement of the specified Milestone Event and such

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payments when owed or paid will be non-creditable. If one or more of the Milestone Events set forth below are not achieved with respect to a Licensed Product for any reason, the payment for such skipped Milestone Event will be due at the same time as the payment for the next achieved Milestone Event for a Licensed Product. Each Milestone Event will be paid just once under each License Agreement.

Table 3.2– Milestone Events

Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

3.3 Royalties.

(a) Royalties. During the Royalty Term, Scribe will pay to Acuitas a royalty equal to [*] of all Licensed Products sold by Scribe, its Affiliates, or Sublicensees which, [*] (“Patent Royalties”). If, at any time during the Royalty Term, the manufacture, use or sale of a Licensed Product does not infringe a Valid Claim of an LNP Technology Patent, then [*] (“Know-How Royalties”, and together with the Patent Royalties, the “Royalties”).

(b) Third-Party Payments. If Scribe or its Affiliate or Sublicensee considers it necessary or useful to acquire or obtain a Patent license from any Third-Party solely under or Solely Relating to LNP Technology in order to develop, manufacture or commercialize a Licensed Product, the amount of Scribe’s Royalty obligations under Section 3.3(a) will be [*] of the amount of the royalty payments made to such Third-Party in respect of such LNP Technology (“Third-Party Payments”); provided, however, that such reduction will not result in less than the Minimum Royalty. For clarity, “Solely Relating to LNP Technology” means that the claims in such Third-Party Patent do not include any element or component other than a lipid component or the biophysical properties of the lipid nanoparticle itself excluding any nucleic acid component or method of use.

(c) Minimum Royalty. In no event will the Royalty reductions under subparagraph (a) or (b) above result in a Royalty payable by Scribe to Acuitas for any Licensed Product that is less than the Royalty payable using a royalty rate of [*] (the “Minimum Royalty”).

(d) Royalty Term. The Royalty term (“Royalty Term”) will be determined on a country-by-country and Licensed Product-by-Licensed Product basis and will commence on the First Commercial Sale of a Licensed Product in such country and will expire on the last to occur of (i) the expiration of the last to expire Valid Claim that Covers the Licensed Product in such country, (ii) the expiration of any period of Regulatory Exclusivity, if any, for the Licensed Product in such country and (iii) ten (10) years from the First Commercial Sale of Licensed Product in such country. Thereafter, Scribe’s license under Section 2.1 will become irrevocable, fully paid-up, and royalty-free on a country-by-country and Licensed Product-by-Licensed Product basis.

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(e) Blended Royalty. The Parties acknowledge and agree that the Licensed Technology licensed under this License Agreement may justify Royalty rates or Royalty Terms of differing amounts for the sale of Licensed Products in the Territory, depending on the number of LNP Technology Patents and their respective expiry. The Parties have determined in light of such considerations and for reasons of mutual convenience that blended Royalty rates for the Licensed Technology licensed hereunder will apply during a single Royalty Term for sales of a Licensed Product in the Territory. Consequently, the Parties have agreed to adopt the Royalty rates set forth in this Section 3.3 with respect to the sales of Licensed Products in the Territory as blended Royalty rates. For the avoidance of doubt, Scribe’s obligation to pay Royalties under this Section 3.3 is imposed only once at the applicable Royalty rate set forth in this Section 3.3 with respect to the same unit of Licensed Product, notwithstanding that such Licensed Product may be Covered by more than one Valid Claim of an LNP Technology Patent.

3.4 Payment Terms.

(a) Manner of Payment; Invoices. All amounts specified in this License Agreement are in U.S. dollars and all payments to be made by Scribe hereunder will be made in U.S. dollars by wire transfer to such bank account as Acuitas may designate in advance in writing. All invoices to be delivered to Scribe hereunder will be delivered in accordance with Section 10.11 or in such other manner specified by Scribe from time to time.

(b) Records and Audits. Scribe will keep, and will require each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all Royalties payable to Acuitas hereunder. For the [*] next following the end of the calendar year to which each will pertain, such books and records of accounting of Scribe (including those of Scribe’s Affiliates) will be kept at each of their principal places of business and will be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Acuitas, and which is reasonably acceptable to Scribe, for the sole purpose of inspecting the Royalties due to Acuitas under this License Agreement. In no event will such inspections be conducted hereunder more frequently than once every [*] or more than once for the same time period. If discoveries are made of discrepancies in the inspection, the independent certified accountant will be able to revisit previous inspections. Such accountant must have executed and delivered to Scribe and its Affiliates a confidentiality agreement as reasonably requested by Scribe, which will include provisions limiting such accountant’s disclosure to Acuitas to only the results and basis for such results of such inspection. The results of such inspection, if any, will be binding on both Parties absent manifest error. Any underpayments will be paid by Scribe within [*] of notification of the results of such inspection. Any overpayments will be fully creditable against amounts payable in subsequent payment periods, or, upon the request of Scribe, paid by Acuitas to Scribe within [*] of notification of the results of such inspection. Acuitas will pay for such inspections, except that in the event there is any upward adjustment in aggregate Royalties payable for any [*] shown by such inspection of more than [*] of the amount paid, in which case Scribe will reimburse Acuitas for any reasonable out-of-pocket costs of such accountant.

(c) Reports and Royalty Payments. For as long as Royalties are due under Section 3.3, Scribe will furnish to Acuitas a written report for each [*], showing the amount of Net Sales of Licensed Products and Royalties due for such Calendar Quarter. Reports will be provided within [*]of the end of the [*] for Net Sales generated by Scribe and its Affiliates, and within [*] of the end of the [*] for Net Sales generated by Sublicensees. Royalty payments for each [*] will also be due within [*] of the end of the [*]. Royalty payments for each [*] will be due at the same time as the last such written report for the [*]. The report will include, at a minimum, the following information for the applicable [*], each listed by Licensed Product and by country of sale: [*]. Scribe will require each Sublicensee to share with Scribe the information listed in the foregoing clauses as it relates to Net Sales made by such Sublicensee, and to the extent practicable, will include such Sublicensee information in such report. All such reports will be treated as Confidential Information of Scribe.

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(d) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Acuitas hereunder will be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on standard methodologies employed by Scribe or its Affiliates or Sublicensees for consolidation purposes for the Calendar Quarter for which remittance is made for Royalties. This methodology will be shared with Acuitas with the first royalty report.

(e) Taxes. Scribe may withhold from payments due to Acuitas amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments. Scribe will provide Acuitas all relevant documents and correspondence and will also provide to Acuitas any other cooperation or assistance on a reasonable basis including proper evidence as to the payment of any such tax, as may be necessary to enable Acuitas to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Scribe making payments from a single source in the U.S., where reasonably possible. Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable by Scribe to Acuitas hereunder will not be reduced on account of any taxes, charges, duties or other levies.

(f) Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Scribe or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, payments owed to Acuitas hereunder, Scribe will promptly notify Acuitas of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Acuitas in a recognized banking institution designated by Acuitas or, if none is designated by Acuitas within a period of [*], in a recognized banking institution selected by Scribe or its Affiliate or Sublicensee, as the case may be, and identified in a written notice given to Acuitas.

(g) Interest Due. If any payment due to Acuitas under this License Agreement is overdue (and is not subject to a good faith dispute), then Scribe will pay interest thereon (before and after any judgment) at an annual rate of the lesser of [*] above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable Law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest. The rate of this interest will be calculated on a simple basis.

(h) Mutual Convenience of the Parties. The Royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying Royalties and other amounts to Acuitas.

ARTICLE 4

Ownership and Inventorship of IP

As between the Parties, and except as set forth in Section 2.4(d), each Party will own and retain all right, title and interest in and to any and all Know-How and Patents arising therefrom that are discovered, created, conceived, developed or reduced to practice solely by or on behalf of such Party under or in connection with this License Agreement (“Solely Owned Technology”). Subject to the licenses hereunder and the other terms and conditions of this License Agreement or any other agreement between the Parties, each Party will be solely responsible for the prosecution and maintenance, and the enforcement and defense, of any Patents within its Solely Owned Technology.

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ARTICLE 5

Patent Prosecution and Maintenance

5.1 General. The Parties’ rights and obligations with respect to the prosecution and maintenance of Patents included in the Acuitas Sole Technology, Scribe Sole Technology, and Joint IP shall be as set forth in the Development and Option Agreement and the Joint Prosecution and Maintenance Agreement (as defined therein).

5.2 LNP Technology Patents. Without limiting the foregoing:

(a) Election Not to Prosecute or Maintain or Pay Patent Costs. If Acuitas elects not (i) to prosecute or maintain any LNP Technology Patents for which it is responsible under the Development and Option Agreement in any particular Major Market Country before the applicable filing deadline or continue such activities once filed in a particular Major Market Country, or (ii) to pay the Patent Costs associated with prosecution or maintenance of any such LNP Technology Patents, then in each such case Acuitas will so notify Scribe, promptly in writing and in good time to enable Acuitas to meet any deadlines by which an action must be taken to preserve such LNP Technology Patent in such Major Market Country, if Scribe so requests. Upon receipt of each such notice by Acuitas, Scribe will have the right, but not the obligation, to notify Acuitas in writing on a timely basis that Acuitas should continue the prosecution or maintenance of such LNP Technology Patent in the respective Major Market Country, and thereafter, (x) Acuitas would prosecute and maintain such LNP Technology Patent in such Major Market Country at the direction and expense of Scribe and any other Acuitas Third-Party licensee of such LNP Technology Patent so electing (on a pro rata basis), (y) Acuitas would make available to Scribe all documentation and correspondence with respect to such LNP Technology Patent, and (z) Scribe’s license to such LNP Technology Patent under Section 2.1 will automatically become irrevocable, perpetual, fully paid-up and royalty free but such LNP Technology Patent will thereafter no longer be part of the Licensed Technology in such Major Market Country for all other purposes of this License Agreement (e.g., such LNP Technology Patent will not be considered for purposes of determining whether a Valid Claim exists in a particular country). Scribe is entitled to discontinue the payment of Patent Costs for any LNP Technology Patents at any time, provided that it will so notify Acuitas in writing in time for such discontinuance.

5.3 Regulatory Exclusivity Periods. With respect to any Patent term extension, supplemental protection certificate or any other Patent listing or extension with respect to any Licensed Technology Patent Covering a Licensed Product, the Parties will discuss and seek to reach mutual agreement, subject to applicable Law, on whether and which LNP Technology Patent will be subject to such action, and once such agreement is reached, Acuitas will cooperate with such action. Except where required under applicable Law, without the written consent of Scribe, Acuitas will not apply for, and is not authorized under this License Agreement to apply for, any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any Licensed Product. For the avoidance of doubt, Acuitas is not restricted from applying for any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any product other than the Licensed Product.

5.4 Patent Listings. Scribe will have the sole right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for the Licensed Products in the FDA’s Orange Book or Purple Book or in response to a biosimilar application under Section 351(k) of the Public Health Service Act, and under any similar or equivalent Laws in other countries or jurisdictions.

5.5 Cooperation. Each Party will reasonably cooperate with the other Party in those activities involving the LNP Technology Patents set forth in Sections 5.2 to 5.4. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of Scribe and Acuitas and their respective Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable such activities in respect of any such LNP Technology Patents in any country.

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ARTICLE 6

Patent Enforcement and Defense

6.1 Enforcement. The Parties’ rights and obligations with respect to enforcement of Patents included in the Acuitas Sole Technology, Scribe Sole Technology, and Joint IP shall be as set forth in the Development and Option Agreement.

6.2 Infringement Defense. Notwithstanding anything to the contrary in the Development and Option Agreement, the following provisions in this Section 6.2 and Section 6.3 shall apply. In the event that any action, suit or proceeding is brought against either Scribe or an Affiliate or a Sublicensee of Scribe or its Affiliates, alleging the infringement of the Patents or misappropriation of Know-How of a Third-Party by the research, development, manufacture, use, sale, import, export, commercialization or exploitation of a Licensed Product, Scribe will promptly notify the Acuitas within [*] of the earlier of (x) receipt of service of process in such action, suit or proceeding, or (y) the date Scribe becomes aware that such action, suit or proceeding has been instituted. Scribe will have the sole right to defend such action, suit or proceeding in the Territory at its sole cost. For clarity, Scribe will have the sole right to defend any Patents owned or controlled by Scribe other than the LNP Technology Patents. Notwithstanding the foregoing, any response to a Third-Party infringer’s counterclaim of invalidity or unenforceability of any LNP Technology Patents will be controlled by Acuitas unless otherwise mutually agreed by the Parties.

6.3 Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in Section 6.2 which may be controlled by either Scribe or Acuitas:

(a) The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including by (A) providing access to relevant documents and other evidence, (B) making its and its Affiliates and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (C) if necessary, being joined as a party, subject for this clause (C) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Losses incurred by such Party in connection with such joinder, but subject in all respects to the indemnification obligations of the Parties pursuant to Section 8.6 of the Development and Option Agreement and Section 8.6 of this License Agreement. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(b) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating (i.e., non-controlling) Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party regarding such enforcement or defense. The foregoing will not apply to any defensive actions described in Section 6.2 that do not involve claims specifically relating to an LNP Technology Patent.

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(c) Settlement. Neither Party will settle or consent to an adverse judgment in any action described in Section 6.2 and controlled by such Party, including any judgment which affects the scope, validity or enforcement of any LNP Technology Patents involved therewith, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the foregoing will not apply to the extent that such settlement or consent to an adverse judgment does not relate to an LNP Technology Patent.

(d) Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action which may be controlled by either Scribe or Acuitas and described in Section 6.2 in each case will be used first to reimburse the controlling Party, and thereafter the non-controlling Party, for each of their out-of-pocket costs and expenses relating to the action, with the balance of any such recovery to be divided as follows:

(i) To the extent such recovery reflects damages based on lost sales with respect to Licensed Products, Scribe will retain such lost sales recovery, less the amount of Royalties payable to Acuitas by treating such lost sales as “Net Sales” hereunder; and

(ii) Any other recovery based on Licensed Products will be allocated [*] to the Party controlling the action and [*] to the other Party.

ARTICLE 7

Confidentiality

7.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”) and Receiving Party may acquire during the course and conduct of activities under this License Agreement, certain non-public confidential information of Disclosing Party in connection with this License Agreement. The term “Confidential Information” means all proprietary or non-public information of any kind, whether in written, oral, graphical, machine-readable, or other form, whether or not marked as confidential or proprietary, that is disclosed or made available by or on behalf of the Disclosing Party to or on behalf of the Receiving Party in connection with this License Agreement. For the avoidance of doubt, except as otherwise set forth in this License Agreement, Confidential Information (as such term is defined in the Development and Option Agreement) relating to Licensed Product that is disclosed or made available by or on behalf of the Disclosing Party to the Receiving Party in connection with or under the Development and Option Agreement, or the Confidential Disclosure Agreement remains subject to the confidentiality and non-use provisions of the Development and Option Agreement. Notwithstanding Section 3.3(b) or any other provision of the Development and Option Agreement to the contrary, Scribe may use and disclose Workplan Data with respect to Licensed Product in the performance of its obligations and exercise of its rights under this License Agreement, including in connection with the development, manufacture and commercialization of Licensed Product.

7.2 Restrictions. During the Term and for [*] thereafter, or with respect to any trade secret included in the Confidential Information for so long as such trade secret is protected under applicable Laws (provided, that Receiving Party has not publicly disclosed such trade secret in breach of its obligations under this Article 7), Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information, but in no event less than reasonable care. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this License Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates, and each of its and their employees, subcontractors, Sublicensees, consultants and agents who have a need to know such Confidential Information in order to perform (or for such entities to determine their interest in performing) Receiving Party’s obligations or in the exercise of the Receiving Party’s rights under this License Agreement and who are under written obligation to comply with the restrictions on use and disclosure that are no less restrictive than those set forth in this Article 7. Receiving Party assumes responsibility for such entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

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7.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to a specific portion of the Disclosing Party’s Confidential Information to the extent that Receiving Party can demonstrate that such portion: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party without obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained on a non-confidential basis by Receiving Party or any of its Affiliates from a Third-Party who to Receiving Party’s knowledge is lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by or on behalf of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

7.4 Permitted Disclosures. Subject to Section 7.3, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is permitted under Section 7.2 or is reasonably necessary in the following instances:

(a) in order and to the extent required to comply with applicable Laws (including any securities Laws or regulations or the rules of a securities exchange applicable to Receiving Party) or with a legal or administrative proceeding or as required by a court or administrative order;

(b) in connection with prosecuting or defending litigation, including responding to a subpoena in a Third-Party litigation;

(c) in connection with filing, prosecuting and enforcing Joint IP in connection with Receiving Party’s rights and obligations pursuant to this License Agreement;

(d) to actual and potential acquirers, assignees, investment bankers, investors, lenders and other financing sources, and to consultants and advisors of the Receiving Party; and

(e) in the case of Scribe, to (i) subcontractors, (ii) licensees, Sublicensees, assignees and collaboration partners, or (iii) potential licensees, Sublicensees, assignees or collaboration partners, in each case identified in advance to Acuitas, but in the case of (iii) only such information that is reasonably necessary or useful for the potential licensee, Sublicensee, assignee or collaboration partner to evaluate Licensed Product and LNP/Licensed Product manufacturing processes, including the particular chemical structure and formulation of any lipid nanoparticles incorporated in such products.

Where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant to subsections (a) or (b) above sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed. Moreover, with respect to subsections (d) or (e) above, (i) each of those entities will be required to comply with the restrictions on use and disclosure no less restrictive that those in Section 7.2 (other than investment bankers, investors, lenders, and other financing sources which must be bound prior to disclosure by commercially reasonable obligations of confidentiality), (ii) the Receiving Party is responsible for any failures by such entities to observe such restrictions or obligations of confidentiality and (iii) to the extent Scribe discloses any Workplan Data to such entities, Scribe will acknowledge Acuitas as the source of the LNP. Confidential Information that is required to be disclosed pursuant to subsections (a) or (b) above will remain otherwise subject to the confidentiality and non-use provisions of Section 7.1 and Section 7.2. If either Party concludes that a copy of this License

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Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least [*] in advance of any such filing such Party will provide the other Party with a copy of this License Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with a reasonable opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before so filing this License Agreement.

7.5 Return of Confidential Information. Upon expiry or earlier termination of this License Agreement, upon written request of a Party (such request, if made, to be made within [*] of such expiry or termination) the other Party will destroy or return (as will be specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided, that a Party may retain: (a) one copy of such Confidential Information for record-keeping purposes, for the sole purpose of ensuring compliance with this License Agreement; (b) any copies of such Confidential Information as is required to be retained under applicable Laws; (c) any copies of such Confidential Information as is necessary or useful for such Party to exercise a right or fulfill an obligation under another License Agreement, if any, or as set forth in this License Agreement; and (d) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures, in each case provided that such copies are maintained in accordance with this Article 7.

7.6 Publications. Notwithstanding anything in this License Agreement or the Development and Option Agreement to the contrary, Scribe is permitted to publish the results of its development and other activities under this License Agreement, provided, however, that Scribe will not disclose Confidential Information of Acuitas. Scribe will deliver to Acuitas a copy of any proposed written publication or presentation of such results that contains the Confidential Information of Acuitas at least [*] prior to submission for publication or presentation. Acuitas will have the right to (i) remove Acuitas’ Confidential Information, (ii) propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, which proposals Scribe will consider in good faith, and (iii) request a reasonable delay in publication or presentation in order to protect patentable information in accordance with Article 5. Following the expiration of the applicable time period for review, Scribe will be free to submit for publication or otherwise disclose to the public such results, subject to the procedures set forth in the remainder of this Section 7.6. If Acuitas provides written notice to Scribe requesting a delay pursuant to clause (iii) in this Section 7.6, Scribe will delay such submission or presentation for a period of an additional [*] to enable Acuitas to file patent applications on the disclosed subject matter. Scribe will thereafter be free to publish or disclose such information, except that Scribe may not disclose any Confidential Information of Acuitas. Expedited reviews for abstracts or poster presentations, or for other publications that may relate to potential patent applications, in each case that contain Confidential Information of Acuitas, may be mutually agreed by the Parties. Scribe will comply with standard academic practice regarding authorship of scientific publications and recognition of the contributions of other parties in any scientific publications.

7.7 Terms of this License Agreement; Publicity. The Parties agree that the existence and terms of the Parties’ relationship and this License Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 7.2, 7.3 or 7.4. Except as required by applicable Laws (including any securities Laws or the regulations or rules of a securities exchange) or otherwise agreed by the Parties in writing, each Party agrees not to issue any press release or public statement disclosing information relating to the existence of this License Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, provided, however, that if Scribe issues any press release or public statement relating to the Licensed Product it will acknowledge that such Licensed Product incorporates LNP Technology licensed from Acuitas and Acuitas may at its sole discretion issue a press release or public statement confirming that such Licensed Product incorporates LNP Technology licensed from Acuitas.

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ARTICLE 8

Warranties; Limitations of Liability; Indemnification

8.1 Representations and Warranties. Each Party represents and warrants to the other as of the License Agreement Effective Date that:

(a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated,

(b) it has the legal right and power to enter into this License Agreement, to extend the rights and licenses granted or to be granted to the other in this License Agreement, and to fully perform its obligations hereunder,

(c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder,

(d) this License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms,

(e) the execution, delivery and performance of this License Agreement by such Party does not violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party,

(f) except for the governmental approvals and Marketing Authorizations required to develop, manufacture and commercialize the Licensed Product, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is necessary for the transactions contemplated by this License Agreement or for the performance of its obligations under this License Agreement, and

(g) during the Term, that its Affiliates, its and their employees, and their consultants and agents have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their activities in connection with this License Agreement (to the extent permitted by Laws), and obligating such individuals to maintain as confidential the Confidential Information of a Disclosing Party under the Development and Option Agreement or this License Agreement, and of any Third-Party which such Party may receive.

8.2 Additional Representations of Acuitas. Except as set forth on Appendix 8.2, Acuitas hereby represents and warrants to Scribe as of the License Agreement Effective Date as follows:

(a) Impairment. Neither Acuitas nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any Technology, that would in any way conflict with or impair the scope of any rights or licenses granted to Scribe hereunder.

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(b) Patents and Know-How. Appendix 1.44 sets forth a complete and accurate list of all LNP Technology Patents as of the License Agreement Effective Date. Acuitas is the sole and exclusive owner of the Licensed Technology, or otherwise has the right to license the Licensed Technology and grant rights to Scribe as set forth in this License Agreement on the License Agreement Effective Date and during the Term. All Acuitas inventors of the Licensed Technology have validly assigned their rights to the Licensed Technology to Acuitas. Acuitas is and will remain entitled to grant to Scribe the licenses and rights specified or contemplated by this License Agreement, to the Patents and the Know-How within the Licensed Technology. To Acuitas’ knowledge, the LNP Technology Patents have been diligently prosecuted and maintained in accordance with applicable Laws. None of the LNP Technology Patents are or have been involved in any opposition, cancellation, interference, reissue or reexamination proceeding. As of the License Agreement Effective Date, neither Acuitas nor any of its Affiliates has received any notice alleging that the LNP Technology Patents are invalid or unenforceable or challenging Acuitas’ ownership of the Licensed Technology.

(c) Entire LNP Technology. The Licensed Technology licensed to Scribe under this License Agreement comprises all LNP Technology owned or Controlled by Acuitas. As of the Effective Date, the LNP Technology owned or controlled by Acuitas pursuant to the License Agreement dated March 28, 2014 between Acuitas and Alnylam Pharmaceuticals, Inc. is the only LNP Technology owned or controlled by Acuitas that is not Licensed Technology.

(d) Encumbrances. Acuitas and its Affiliates are not subject to any payment obligations to Third-Parties as a result of the execution or performance of this License Agreement. As of the License Agreement Effective Date, neither Acuitas nor any of its Affiliates has granted any liens or security interests on the Licensed Technology, and the Licensed Technology is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind.

(e) Defaults. The execution, delivery and performance by Acuitas of this License Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Acuitas is a party or by which it is bound, in each case as would reasonably be expected to have a material adverse effect on the rights granted to Scribe hereunder.

(f) Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of Acuitas, currently threatened in writing against or affecting Acuitas that questions the validity of this License Agreement, the right of Acuitas to enter into this License Agreement or consummate the transactions contemplated hereby.

(g) Infringement. Neither Acuitas nor any of its Affiliates has received any notice of any claim that any Patent, Know-How, or other intellectual property owned or controlled by a Third-Party would be infringed or misappropriated by the practice of any Acuitas LNP Technology.

(h) No Debarment. Neither Acuitas, nor to Acuitas’ knowledge any of its employees, have been Debarred or are subject to Debarment.

8.3 Disclaimers. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that any Licensed Product will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LICENSE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND UNDER THIS LICENSE AGREEMENT, EITHER EXPRESS OR IMPLIED.

8.4 No Consequential Damages. NOTWITHSTANDING ANYTHING IN THIS LICENSE AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD-PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS LICENSE AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT THIS SECTION 8.4 WILL NOT APPLY TO BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE 7 OR THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 8.6.

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8.5 Performance by Others. The Parties recognize that each Party may perform some or all of its obligations under this License Agreement through Affiliates and Third-Party agents; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and Third-Party agents and will cause its Affiliates and Third-Party agents to comply with the applicable provisions of this License Agreement in connection therewith.

8.6 Indemnification.

(a) Indemnification by Scribe. Scribe will indemnify Acuitas, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Acuitas Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third-Parties (collectively, “Third-Party Claims”) against the Acuitas Indemnitees to the extent arising from or occurring as a result of: (i) the material breach by Scribe of any provision of this License Agreement; (ii) any negligence or willful misconduct on the part of any Scribe Indemnitee in connection with this License Agreement; or (iii) the development or commercialization by or on behalf of Scribe or any of its Affiliates or Sublicensees of Licensed Products, except in each case (i)-(iii) to the extent Acuitas is obligated to indemnify Scribe in accordance with Section 8.6(b) of this License Agreement.

(b) Indemnification by Acuitas. Acuitas will indemnify Scribe, its Affiliates, and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Scribe Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third-Party Claims against Scribe Indemnitees to the extent arising from or occurring as a result of: (i) the material breach by Acuitas of any provision of this License Agreement; or (ii) any negligence or willful misconduct on the part of any Acuitas Indemnitee in connection with this License Agreement, except in each case (i)-(ii) to the extent Scribe is obligated to indemnify Acuitas in accordance with Section 8.6(a) of this License Agreement.

(c) Notice of Claim. All indemnification claims provided for in Sections 8.6(a) and 8.6(b) will be made solely by such Party to this License Agreement (the “Indemnified Party”). The Indemnified Party will promptly notify the Indemnifying Party (the “Indemnifying Party”) in writing of any Third-Party Claims or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 8.6(a) and 8.6(b) (each such notice, an “Indemnification Claim Notice”), provided that the failure to promptly provide such notice and details will not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party’s defense of the relevant Third-Party Claim is prejudiced by such failure. Each Indemnification Claim Notice must contain a description of the Third-Party Claim and the nature and estimated amount of any Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third-Party Claims.

(d) Defense, Settlement, Cooperation and Expenses.

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(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third-Party Claim by giving written notice to the Indemnified Party within [*] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third-Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third-Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to such counsel and a possible conflict of interest of such counsel retained by the Indemnifying Party). In the event the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third-Party Claim.

(ii) Right to Participate in Defense. Without limiting Section 8.6(d)(i), any Indemnified Party will be entitled to participate in, but not control, the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (A) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.6(d)(i) (in which case the Indemnified Party will control the defense), or (B) the Indemnified Party has received a written opinion of counsel, reasonably acceptable to the Indemnifying Party, to the effect that the interests of the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles, in which case the Indemnifying Party will assume [*] of any such costs and expenses of counsel for the Indemnified Party.

(iii) Settlement. With respect to any Third-Party Claims that relate solely to the payment of money damages in connection with a Third-Party Claim and that will not (A) result in the Indemnified Party’s becoming subject to injunctive or other relief, (B) include any admission or concession of liability or wrongdoing on the part of the Indemnified Party, or (C) otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to agree to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third-Party Claims, where the Indemnifying Party has assumed the defense of the Third-Party Claim in accordance with Section 8.6(d)(i), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned). Where the Indemnifying Party has assumed the defense of the Third-Party Claim in accordance with Section 8.6(d)(i), the Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(iv) Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, at the Indemnifying Party’s expense. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third-Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

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(v) Costs and Expenses. Except as provided above in this Section 8.6(d), the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.7 Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this License Agreement, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of Licensed Products, and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the respective industry of such Party for the activities to be conducted by such Party under this License Agreement. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this License Agreement. Upon the request of a Party, the other Party will provide evidence of the insurance coverage required by this Section 8.7.

ARTICLE 9

Term and Termination

9.1 Term. This License Agreement will commence as of the License Agreement Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the Parties, will continue on a Licensed Product-by-Licensed Product and a country-by-country basis, until the expiration of the Royalty Term (i.e. when there are no more Royalty payments owed to Acuitas in such country with respect to such Licensed Product) (the period from the License Agreement Effective Date until the last to expire Royalty Term hereunder, the “Term”). Upon expiration of the applicable Royalty Term with respect to the applicable Licensed Product in the applicable country, the license contained in Section 2.1 will become fully paid-up, royalty-free, perpetual and irrevocable with respect to such Licensed Product in such country.

9.2 Termination by Acuitas.

(a) Breach. Acuitas will have the right to terminate this License Agreement in full upon delivery of written notice to Scribe in the event of a material breach by Scribe of its representations, warranties or obligations under this License Agreement, provided that such breach has not been cured within [*] after written notice thereof is given by Acuitas to Scribe specifying the nature of the alleged breach.

(b) Disputed Breach. If Scribe disputes in good faith the existence or materiality of a breach specified in a notice provided in accordance with Section 9.2(a), and Scribe provides Acuitas notice of such dispute within such [*] period, then Acuitas will not have the right to terminate this License Agreement under Section 9.2(a) unless and until it is finally determined, in accordance with Section 10.1, that Scribe has materially breached this License Agreement and Scribe has failed to cure such breach within [*] following such decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this License Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. During the pendency of any such dispute, Scribe will pay to Acuitas all Milestone Payments and Royalty payments set forth herein that may become due during such period.

9.3 Termination by Scribe.

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(a) Breach. Scribe will have the right to terminate this License Agreement in full upon delivery of written notice to Acuitas in the event of a material breach by Acuitas of its representations, warranties or obligations under this License Agreement, provided that such breach has not been cured within [*] after written notice thereof is given by Scribe to Acuitas specifying the nature of the alleged breach.

(b) Discretionary Termination. Scribe will have the right to terminate this License Agreement in full at its discretion for any or no reason by delivering written notice to Acuitas, such termination to be effective thirty (30) days following the date of such notice.

(c) Alternative to Termination Under Section 9.3(a).

(i) If Scribe has the right to terminate this License Agreement under Section 9.3(a), then Scribe may, in lieu of exercising such termination right, elect by written notice to Acuitas before the end of such applicable cure period to have this License Agreement continue in full force and effect for the Term, provided that the following will apply: starting immediately after the end of such applicable cure period, Scribe may reduce by [*] the Milestone Payments and the Royalty rates subject to the Minimum Royalty.

(ii) In the event Acuitas notifies Scribe within [*] of receipt of Scribe’s notice of material breach that Acuitas reasonably and in good faith disputes Scribe’s right to terminate this License Agreement pursuant to Section 9.3(a), Scribe will instead deposit [*] of any Milestone Payments and Royalty payments that become due and payable to Acuitas into an escrow account maintained by a mutually agreeable Third-Party pending the resolution of such dispute in accordance with Section 10.1. If Acuitas raises such dispute, the informal dispute resolution process in Section 10.1(a) will not apply, and the negotiation period for the Executive Officers in Section 10.1(b) will be limited to [*].

(iii) In the event that it is established through the dispute resolution process that Scribe did have the right to terminate this License Agreement under Section 9.3(a), then the escrowed funds will be released to Scribe and the [*] reduction will continue to apply going forward. In the event that it is established through the dispute resolution process that Scribe did not have the right to terminate this License Agreement under Section 9.3(a), then the escrowed funds will be released to Scribe and Scribe will pay to Acuitas the full amount of the Milestone Payments and Royalties that would have been payable with interest payable by Scribe in accordance with Section 3.4(g), and the Milestone Payments and the Royalty payments going forward will continue to be paid in accordance with Article 3 without any reduction under this Section 9.3(c), subject to the Minimum Royalty.

9.4 Termination Upon Bankruptcy. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition or commences a proceeding under any bankruptcy or insolvency act in any state or country or has any such petition or application filed against it which is not discharged within [*] of the filing thereof, subject to customary extensions, then the other Party may thereafter terminate this License Agreement effective immediately upon written notice to such Party. All rights and licenses granted under or pursuant to this License Agreement by Acuitas are, and will otherwise be deemed to be, for purposes of the relevant provisions of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 (“BIA”), including Sections 65.11(7), 65.13(9), 72.1 and 246.1 of the BIA; and the relevant provisions of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (“CCAA”), including Sections 32(6) and 36(8) of the CCAA (the BIA and CCAA being referred to collectively as the “Insolvency Legislation”), a grant of a “right to use” “intellectual property” as used in the Insolvency Legislation. The Parties agree that Scribe and its Affiliates and Sublicensees, as licensees of such rights under this License Agreement, will retain and may fully exercise all of their rights and elections under the Insolvency Legislation subject to the payment of amounts provided

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for herein. Without limiting Scribe’s rights under the Insolvency Legislation, if Acuitas becomes insolvent or makes an assignment for the benefit of its creditors or there is filed by or against Acuitas any bankruptcy, receivership, reorganization or similar proceeding pursuant to or under the Insolvency Legislation or otherwise, Scribe will be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not already in the possession of Acuitas, will be promptly delivered to Scribe (a) if requested by Scribe, before this License Agreement is rejected, disclaimed, repudiated, rescinded or terminated by or on behalf of Acuitas, within [*] after Scribe’s written request, unless Acuitas, or its trustee or receiver, elects within [*] to continue to perform all of its obligations under this License Agreement, or (b) forthwith, if requested by Scribe after any rejection, disclaimer, repudiation, rescission or termination of this License Agreement by or on behalf of Acuitas, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 9.4 and the relevant intellectual property provisions of the Insolvency Legislation are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this License Agreement, the Insolvency Legislation, and any other applicable Laws.

9.5 Effects of Termination. Upon termination (but not expiration of the Term pursuant to Section 9.1) of this License Agreement for any reason:

(a) Cessation of Rights. Except as otherwise expressly provided herein, all rights and licenses granted by Acuitas to Scribe in Section 2.1 will terminate.

(b) Sell Off. Notwithstanding the termination of Scribe’s licenses and other rights under this License Agreement, Scribe will retain the right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products, in each case that is intended for distribution, sale or disposition in the Territory, for a period of not more than [*] following the effective date of the termination, as though this License Agreement had not been terminated, and such distribution, sale or other disposition will not constitute infringement of the Patents or other intellectual property or proprietary rights of Acuitas or its Affiliates. Scribe’s right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products pursuant to this Section 9.5(b) will be subject to Scribe’s continuing obligation to pay Royalties with respect to the Net Sales.

9.6 Survival. In addition to the termination consequences set forth in Section 9.5, the following provisions will survive termination or expiration of this License Agreement, as well as any other provision that by its terms or by the context thereof, is intended to survive such termination: Article 1 (to the extent applicable to any other surviving provisions), Article 4, Article 7, Article 10, Sections 2.3(b)(iv) (only upon the circumstances set forth therein), 2.4(d), 3.4(b), 8.3, 8.4, 8.5 and 8.6, the last sentence of Section 9.1 (only upon expiration of the Term), Section 9.4 and this Section 9.6. Termination or expiration of this License Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this License Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this License Agreement.

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ARTICLE 10

General Provisions

10.1 Dispute Resolution.

(a) Dispute Procedure. Any dispute, controversy, or claim (together, a “Dispute”) arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity, or enforceability of this Agreement, will be resolved pursuant to this Section 10.1 (Dispute Resolution), other than (i) disputes regarding issues within the purview of the JDC which will be resolved pursuant to Section 2.2(d) of the Development and Option Agreement; and (ii) disputes that cannot be resolved without an adjudication of the rights or obligations of a Third-Party (other than any Scribe Indemnitees or Acuitas Indemnitees identified in Section 8.6 (Indemnification)), as to which the procedures set forth Sections 10.1(b) (Dispute Escalation) and 10.1(c) (Dispute Resolution by Arbitration) will not apply.

(b) Dispute Escalation. In the event of a Dispute between the parties, the Parties shall first attempt to resolve such Dispute amicably. If the Parties are not able to resolve a Dispute amicably, then each Party shall have the right to refer such dispute to Acuitas’ Chief Executive Officer and to Scribe’s Chief Executive Officer (or his or her designee, who must be a senior executive) (together, the “Executive Officers”), who will attempt in good faith to resolve such dispute by negotiation during a period of [*]. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [*] period, then either Party shall be free to commence legal action and seek such remedies as may be available to such Party, consistent with this Section 10.1.

(c) Dispute Resolution by Arbitration. If the Executive Officers are not able to resolve such Dispute as set forth above in Section 10.1(b), either Party may submit the dispute to arbitration for final resolution pursuant to this paragraph. Any such dispute shall be conducted by a tribunal of three arbitrators, in accordance with and pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language. The Party that submits the dispute to arbitration (the “claimant”) shall nominate an arbitrator in its request for arbitration. The other party (the “respondent”) shall nominate an arbitrator within [*] of the receipt of the request for arbitration. The two arbitrators shall nominate a third arbitrator within [*] after the nomination of the second arbitrator. The third arbitrator shall act as Chair of the tribunal. If any of the three arbitrators is not nominated within the time prescribed above, then the ICC Court shall appoint that arbitrator. Arbitrators may communicate with Parties or Party representatives on an ex parte basis for the purpose of selecting the chair of the tribunal. Once the three-arbitrator tribunal is convened, no arbitrator or arbitrators may have ex parte communications with any Party or Party representative without the consent of all Parties. The arbitration award shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, insofar as such waiver can validly be made. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, pursuant to the substantive law of the State of New York without regard to its choice-of-law rules or the choice-of-law rules of any forum that would cause any substantive law other than the law of the State of New York to apply.

(d) Actions to Enforce a Patent. If the Executive Officers of the Parties are not able to resolve such dispute as set forth above in Section 10.1(b) and that dispute involves an allegation of patent infringement, the Party asserting patent infringement may commence an action to enforce that patent, or the Party accused of infringement may, to the extent permitted by law, commence an action for a declaratory judgment of non-infringement or invalidity in the United States District Court for the District of Delaware, or a proceeding for patent review or reexamination in the United States Patent and Trademark Office for any such disputes within this Section 10.1(d) (Actions to Enforce a Patent) involving one or more United States patents for which such forum has jurisdiction, and each Party hereby consents to the exclusive jurisdiction of such forum, and waives any jurisdictional or venue objections to suit in such forum and any right to seek to transfer such an action out of that forum.

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(e) Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 10.1 (Dispute Resolution), in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court of competent jurisdiction, without first submitting to any dispute resolution procedures hereunder. Each Party hereby consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and, if that court lacks subject-matter jurisdiction, the New York State Supreme Court, New York County, for any such actions seeking equitable relief and waives any jurisdictional objections to such suit in those courts. Each Party acknowledges that material breach of any of the terms or conditions of this Agreement would cause irreparable harm and damage to the other Party that may not be remediable through money damages.

(f) Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in Sections 10.1(a) (Dispute Procedure) and 10.1(b) (Dispute Escalation) are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.

(g) Prevailing Party. The prevailing Party in any suit or arbitration related to this Agreement commenced under this Section 10.1 will be entitled to recover from the losing Party all reasonable out-of-pocket fees, costs, and expenses (including those of attorneys, professionals and accountants) incurred by the prevailing Party in connection with such arbitration or suit.

(h) Cumulative Remedies. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, in law, in equity, or otherwise.

10.2 Relationship of Parties. Nothing in this License Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third-Party beneficiaries hereunder (except for Scribe Indemnitees and Acuitas Indemnitees for purposes of Section 8.6, and Scribe’s Sublicensees for purposes of Section 2.3(b)(iv). For clarity, Scribe does not grant to Acuitas any rights or licenses under this License Agreement to any Scribe Technology, Scribe’s interest in Joint IP, or any other intellectual property rights of Scribe.

10.3 Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable Law.

10.4 Choice of Law. This Agreement will be governed by and construed in accordance with the substantive law of the State of New York without regard to its choice-of-law rules or the choice-of-law rules of any forum that would cause any substantive law other than the law of the State of New York to apply, provided that any dispute relating to the scope, validity, enforceability, or infringement of any Patents will be governed by the substantive Laws of the jurisdiction in which such Patents apply. The Parties agree to exclude the application to this License Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

10.5 Counterparts; Facsimiles. This License Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this License Agreement by either Party will constitute a legal, valid, and binding execution and delivery of this License Agreement by such Party.

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10.6 Headings. All headings in this License Agreement are for convenience only and will not affect the meaning of any provision hereof.

10.7 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this License Agreement. Accordingly, the rule of construction that any ambiguity in this License Agreement will be construed against the drafting Party will not apply.

10.8 Interpretation. Whenever any provision of this License Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitation”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this License Agreement as an entirety and not solely to the particular portion of this License Agreement in which any such word is used. In this License Agreement, the word “or” means “and/or”. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Appendices in this License Agreement are to Sections and Appendices of this License Agreement. References to any Sections include Sections and subsections that are part of the related Section.

10.9 Binding Effect. This License Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

10.10 Assignment. This License Agreement may not be assigned by Acuitas, nor may Acuitas delegate its obligations or otherwise transfer licenses or other rights created by this License Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of Scribe, which consent will not be unreasonably withheld, conditioned or delayed; provided that Acuitas may assign this License Agreement without such consent to an Affiliate or to its successor in connection with the sale of all or substantially all of its assets or business or that portion of its business pertaining to the subject matter of this License Agreement (whether by merger, consolidation or otherwise); provided that such Affiliates or Third-Party agree to be bound by this License Agreement and the relevant provisions of the Development and Option Agreement. Scribe may assign this License Agreement in whole or in part to an Affiliate or to any Third-Party; provided that such Affiliate or Third-Party agree to be bound by the applicable terms of this License Agreement and the Development and Option Agreement.

10.11 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this License Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, email, recognized international overnight courier, or registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Scribe:	Scribe Therapeutics Inc.
[*]

With a copy to:	Scribe Therapeutics Inc.
[*]

If to Acuitas:	Acuitas Therapeutics Inc.
[*]

With a copy to:	[*]

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Either Party may change its designated address by notice to the other Party in the manner provided in this Section 10.11.

10.12 Amendment and Waiver. This License Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.13 Severability. In the event that any provision of this License Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify the License Agreement to preserve (to the extent possible) their original intent.

10.14 Entire Agreement. This License Agreement (including all appendices and exhibits hereto and thereto) and the Development and Option Agreement are the sole agreements with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to same.

10.15 Force Majeure. Neither Party will be liable for failure of or delay in performing obligations set forth in this License Agreement (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such Party; provided, that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

10.16 Further Assurances. Each Party will take all customary and reasonable actions and do all things reasonably necessary or proper, including under applicable Law, to make effective and further the intents and purposes of the transactions contemplated by this License Agreement, including executing any further instruments reasonably requested by the other Party.

[Remainder of this Page Intentionally Left Blank]

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WITNESS WHEREOF, the Parties have caused this Non-Exclusive License Agreement to be executed by their respective duly authorized officers as of the License Agreement Effective Date.

ACUITAS THERAPEUTICS, INC.

By:
(Signature)

Name:

Title:

Date:

SCRIBE THERAPEUTICS INC.

By:
(Signature)

Name:

Title:

Date:

30

APPENDIX 1.43

[Intentionally omitted]

APPENDIX 1.44

[Intentionally omitted]

APPENDIX 2.3

[Intentionally omitted]

APPENDIX 8.2

[Intentionally omitted]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

March 4th, 2025

Dear Dr. Benjamin Oakes,

Re: Development and Option Agreement dated November 7, 2022 (the “D&O Agreement”) by and between Scribe Therapeutics Inc., a Delaware corporation (“Scribe”) and Acuitas Therapeutics, Inc., a British Columbia corporation (“Acuitas”) and Non-Exclusive License Agreement dated December 11, 2023 (the “NELA”) between Scribe and Acuitas.

This letter agreement (“Letter Agreement”) is to set forth certain understandings between Scribe and Acuitas (each, a “Party” and collectively, the “Parties”) with respect to the D&O Agreement and NELA. Capitalized terms used but not defined herein shall have the definition provided in the D&O Agreement and NELA.

In consideration of the covenants and agreements contained in this Letter Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Scribe and Acuitas agree as follows:

1.	Technology Access Fee Section 3.4(e) of the D&O. [*].

2.	License Maintenance Fee Exhibit 5.1(c) of the D&O Agreement and Section 3.1 of the NELA. [*].

3.

Milestones. Exhibit 5.2(c) of the D&O Agreement and Section 3.2 of the NELA. Table 3.2 of Exhibit 5.2(c) of the D&O Agreement and Table 3.2 of the NELA are hereby amended and replaced by Table 3.2 below.

Table 3.2– Milestone Events

Milestone Event	Milestone Payment
[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

Milestone Event	Milestone Payment
[*]	[*]

[*]	[*]

[*]	[*]

4.

Exercise of Option to Extend Term of the D&O Agreement. In accordance with Section 9.1 of the D&O Agreement, Scribe hereby elects to extend the Term of the D&O Agreement by an additional [*] such that the Term of the D&O Agreement, unless terminated earlier in accordance with Sections 9.2, 9.3 or 9.4 thereof, will expire on November 7, 2027.

5.

Research Study. Scribe and Acuitas hereby agree to engage in a collaborative research study as described on Appendix A hereto (the “Research Study”). Scribe and Acuitas will each use reasonable efforts to conduct the Research Study in accordance with their respective responsibilities and the Research Study budget and timeline set forth in Appendix A hereto. Each of Scribe and Acuitas will bear its own costs to conduct the Research Study. All data generated in the conduct of the Research Study (“Research Data”) will be jointly owned by Scribe and Acuitas and each Party will be allowed to use such data for research and development purposes. For clarity, Research Data includes raw data generated during the Research Study, as well as relevant correspondence with Contract Research Organizations. The Research Data will be confidential information of both Scribe and Acuitas, provided that Scribe and Acuitas will be permitted to disclose Research Data to third parties, in each case solely in an anonymized form. Any Technology that is first discovered, created, conceived, developed or reduced to practice in the conduct of the Research Study will be treated as Joint Technology in accordance with Article 6 of the D&O Agreement. Acuitas shall cause any third-party provider engaged to perform the Research Study to assign any right and title to any such Technology to Scribe and Acuitas under terms reasonably acceptable to Scribe. It is understood that Scribe’s agreement to conduct the Research Study on the terms set forth herein is the consideration for Sections 1, 2 and 3 of this Letter Agreement and in case of a material breach by Scribe of its obligation to perform the Research Study under this Section 5, which breach is not cured within thirty (30) days of receiving written notice thereof from Acuitas, Acuitas may, upon written notice to Scribe, terminate Sections 1, 2 and 3 of this Letter Agreement. Scribe and Acuitas acknowledge and agree that, notwithstanding anything to the contrary, in no event shall a breach of this Section 5 by a Party provide any basis for the other Party to terminate the D&O Agreement or NELA.

6.	General Terms.

a.

Effect on D&O Agreement and NELA. Except as expressly set forth herein, all other provisions of the D&O Agreement and NELA will remain in full force and effect. In the event of any conflict between this Letter Agreement and the D&O Agreement or NELA with respect to the matters contemplated by this Letter Agreement, this Letter Agreement will control.

b.

Further Actions. Each Party shall take all customary and reasonable actions and do all things reasonably necessary or proper, including under applicable law, to make effective and further the intents and purposes of Article 5 of this Letter Agreement, including executing any further instruments reasonably requested by the other Party, in accordance with the terms of this Agreement (e.g., in the case of both Parties, to effect the joint ownership provision set forth in Article 5, or in the case of Scribe, for Scribe to authorize the applicable CRO to analyze samples in performance of the Research Study, or in the case of Acuitas, for Acuitas to engage the relevant CROs under terms reasonably acceptable to Scribe).

c.	Headings. All headings in this Letter Agreement are for convenience only and will not affect the meaning of any provision hereof.

d.

Governing Law. This Letter Agreement will be governed by and construed in accordance with the State of New York without regard to its choice-of-law rules or the choice-of-law rules of any forum that would cause any substantive law other than the law of the State of New York to apply.

e.

Severability. If any provision of this Letter Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof (or the D&O Agreement or NELA), and the Parties will negotiate in good faith to modify the Letter Agreement to preserve (to the extent possible) its original intent.

f.

Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. PDF execution and delivery of this Letter Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Letter Agreement by such Party

Please acknowledge your agreement with the foregoing by countersigning this Letter Agreement and returning a countersigned copy hereof to [*].

Sincerely yours,

Acuitas Therapeutics, Inc.

By:	/s/ T. D. Madden
Name:	Thomas D. Madden, Ph.D
Title:	President & CEO

The foregoing is hereby agreed to and accepted:

Scribe Therapeutics, Inc.

By:	/s/ Benjamin Oakes
Name:	Benjamin Oakes, Ph.D
Title:	President and CEO

Appendix A

Research Study

[*]